LEASE

of Premises at

200 Crossing Boulevard
9/90 Corporate Center
Framingham, Massachusetts

by and between

NDNE 9/90 200 CROSSING BOULEVARD LLC or its assignee

 and

NATURAL MICROSYSTEMS CORPORATION

Dated: As of April 1, 2000

Table of Contents

SECTION 1 - Reference Data
Section 1.1	Reference Information
Section 1.2	Exhibits

SECTION 2 - Premises and Term

Section 2.1	Premises
Section 2.2	Term
Section 2.3	Appurtenant Rights and Reservations
Section 2.4	Option to Extend Term
Section 2.5	Market Rent

SECTION 3 - Improvements

Section 3.1	Construction of Building
Section 3.2	Tenant Improvements; Tenant’s Plans;
Pricing of Tenant’s Work; Landlord’s T.I Work
Section 3.3	Preparation of Premises for Occupancy
Section 3.4	General Provisions Applicable to Construction
Section 3.5	Construction Representatives
Section 3.6	Certain Landlord Obligations
Section 3.7	Tenant’s Plans
Section 3.8	Controlling Provisions
Section 3.9	Changes in Building or Lot
Section 3.10	Tenant’s Early Access

SECTION 4 - Fixed Rent

Section 4.1	Annual Fixed Rent
Section 4.2	Nonterminability by Tenant
Section 4.3	Reduced Rent Period

SECTION 5 - Operating Cost Escalation Real Estate Tax Escalation

Section 5.1	Operating Cost Escalation
Section 5.2	Estimated Operating Cost Escalation Payments
Section 5.3	Real Estate Tax Escalation
Section 5.4	Estimated Real Estate Tax Escalation Payments
Section 5.5	Right to Audit Records

SECTION 6 - Insurance

Section 6.1	Tenant's Insurance
Section 6.2	Landlord's Insurance
Section 6.3	Tenant Reimbursement of Insurance Taken
Out by Landlord
Section 6.4	Requirements Applicable to Insurance Policies
Section 6.5	Waiver of Subrogation

SECTION 7 - Utilities; Park Common Expenses; Payments on Account

Section 7.1	Utilities
Section 7.2	Park Common Expenses;

SECTION 8 - Landlord’s Covenants

Section 8.1	Quiet Enjoyment
Section 8.2	Maintenance and Repair
Section 8.3	Electricity, Water and Gas
Section 8.4	HVAC
Section 8.5	Cleaning
Section 8.6	Interruptions
Section 8.7	Landlord's Indemnity
Section 8.8	Representations and Warranties

SECTION 9 - Tenant's Covenants; Law

Section 9.1	Use
Section 9.2	Repair and Maintenance
Section 9.3	Compliance with Law and Insurance Requirements
Section 9.4	Tenant's Work
Section 9.5	Indemnity
Section 9.6	Landlord's Right to Enter
Section 9.7	Personal Property at Tenant's Risk
Section 9.8	Payment of Cost of Enforcement
Section 9.9	Yield Up
Section 9.10	Estoppel Certificate
Section 9.11	Rules and Regulations
Section 9.12	Park Covenants and Restrictions
Section 9.13	Holding Over
Section 9.14	Assignment and Subletting
Section 9.15	Overloading and Nuisance
Section 9.16	Prevailing Party/Attorneys’ Fees

SECTION 10 - Casualty or Taking

Section 10.1	Abatement of Rent
Section 10.2	Landlord’s Right of Termination
Section 10.3	Restoration; Tenant’s Right of Termination
Section 10.4	Award
Section 10.5	Temporary Taking
Section 10.6	No Liability On Account Of
Injury To Business, Etc.

SECTION 11 - Default

Section 11.1	Events of Default
Section 11.2	Remedies
Section 11.3	Remedies Cumulative
Section 11.4	Landlord’s Right to Cure Defaults
Section 11.5	Effect of Waivers of Default
Section 11.6	No Accord and Satisfaction
Section 11.7	Interest on Overdue Sums
Section 11.8	Tenant’s Right to Cure Defaults
SECTION 12 - Mortgages

Section 12.1	Rights of Mortgage Holders
Section 12.2	Superiority of Lease; Option to
Subordinate
SECTION 13 - Miscellaneous Provisions

Section 13.1	Notices from One Party to the Other
Section 13.2	Quiet Enjoyment
Section 13.3	Lease Not to be Recorded;
Notice of Lease
Section 13.4	Bind and Inure;
Limitation of Landlord’s Liability
Section 13.5	Acts of God
Section 13.6	Landlord's Default
Section 13.7	Brokerage
Section 13.8	Miscellaneous
Section 13.9	Financial Statements
Section 13.10	Easements, Changes To Lot Lines;
Reciprocal Easement
Section 13.11	Security Deposit
Section 13.12	Signage
Section 13.13	Non Disturbance Agreement

SECTION 14 – Intentionally Omitted

SECTION 15 – Right of First Offer

SECTION 16 – Intentionally Omitted
SECTION 17 - Leasehold Lot

LEASE

SECTION 1

Reference Data

             Section 1.1       Reference Information.  Reference in this Lease to any of the following shall have the meaning set forth below:

             Additional Rent:  Any sum or payment designated under this Lease as constituting "Additional Rent" including, without limitation, payments by Tenant on account of (i) Operating Cost Escalations and Real Estate Tax Escalations under Section 5 (ii) payments due under Section 9.2 and (iii) payments due under Section 9.3 on account of Subsequent Law-Related Changes.

             Annual Fixed Rental Rate or Annual Fixed Rent:

During Original Term:

Commencement Date through end of Year 5
$1,250,425.00 per annum ($27.50 per rentable square foot contained in the Premises Rentable Area per annum)
Beginning of Year 6 through end of Year 10:
$1,341,365.00 per annum($29.50 per rentable square foot contained in the Premises Rentable Area per annum)
Beginning of Year 11 through May 31, 2012:
$1,432,305.00 per annum($31.50 per rentable square foot contained in the Premises Rentable Area per annum)

             All such Annual Fixed Rent shall be payable as and when required by Section 4 of this Lease.

             Broker: Trammell Crow Company

             Building:  The building erected or to be erected on the Fee Lot by Landlord substantially in conformity with Exhibits A-3 and A-4 together with all alterations thereof and additions thereto and replacements thereof and known as or to be known as 200 Crossing Boulevard, Framingham, MA.

             Business Days:  All days except Sunday and Legal Holidays in Boston, Massachusetts.

             Business Hours:  8:00 a.m. to 6:00 p.m. on all Business Days except Saturday from 8:00 a.m. to 1:00 p.m.

             Cross Easement:  That certain Cross-Easement Agreement dated September 30, 1996 and recorded in the Middlesex (South) Registry of Deeds in Book 26738, Page 315, as amended by First Amendment to Cross-Easement Agreement dated as of January 21, 1998 and recorded in Middlesex (South) Registry of Deeds in Book 28102, Page 272.

             Date of this Lease: April 1, 2000.

             Anticipated Term Commencement Date: December 1, 2000

             Fee Lot:  Lot 3 as described on Exhibit A-1 attached hereto subject to adjustments in the Lot boundaries from time to time as provided in Section 13.10.

             Annual Base Operating Costs:  Operating Costs for the calendar year January 1, 2001 through December 31, 2001.

             Annual Base Real Estate Taxes:  Real Estate Taxes for the Fiscal Tax Year ending June 30, 2002.

             Entire Leasehold Lot:  Lot B as shown on that certain Plan entitled “Subdivision Plan of Land in Framingham, Massachusetts dated June 5, 1996, revised June 13, 1996 and recorded in the Middlesex (South) District Registry of Deeds as Plan Number 1064 of 1996”.

             Ground Lease:  The Indenture of Lease dated as of August 15, 1980, between the Inhabitants of The Town of Framingham ("Town") as landlord and The First National Bank of Boston (Bank of Boston) notice of which is recorded with the Middlesex South Registry of Deeds (The Registry) in Book 14306, Page 282 (the "Original Ground Lease").  The interest of The Bank of Boston as tenant under the Original Ground Lease was assigned to 9/90 Crossing Associates Limited Partnership ("9/90") pursuant to that certain lease assignment dated as of July 29, 1987, and recorded with the Registry in Book 18428, Page 050.  The interest of "9/90" as tenant under the Original Ground Lease was further assigned by "9/90" to Rose Holding, Inc. ("Rose") pursuant to that certain Lease Assignment dated as of June 10, 1994, recorded with the Registry in Book 24620, Page 63.  The Original Ground Lease was amended by Amendment to Lease dated August, 1996, by and between the Town and Rose.  All references herein to the Original Ground Lease shall mean the Original Lease as so assigned and amended.  The interest of Rose as tenant under the Ground Lease insofar as it relates to the Leasehold Lot was assigned to the Landlord hereunder by Rose (the "Rose Partial Assignment").  All references in this Lease to the Ground Lease shall mean the Original Ground Lease as it relates to the Leasehold Lot as assigned to Landlord by the Rose Partial Assignment as it may be further assigned or amended from time to time and, for purposes hereof, the premises thereunder shall be deemed to include only the Leasehold Lot and all obligations of Landlord as tenant thereunder related solely to the Leasehold Lot.

             Landlord:  NDNE 9/90 200 Crossing Boulevard LLC, a Massachusetts limited liability company, its successors and assigns.

             Landlord's Address: c/o National Development, 2310 Washington Street, Newton Lower Falls, Massachusetts 02162

             Landlord's Construction Representative: John J. O’Neil, III or Mark L. Paris.

             Leasehold Lot:  Parcel B-2 as described on Exhibit A-2 attached hereto, subject to adjustments in the Lot boundaries from time to time as provided in Section 13.10. The Leasehold Lot is a portion of the Entire Leasehold Lot.

             Leasehold Parking Area:  The area identified on Exhibit A-2 as the Leasehold Parking Area as same may be modified from time to time.

             Lot or Lots:  The Fee Lot and the Leasehold Lot as said Lots are modified from time to time pursuant to this Lease.

             Lot's Allocable Share:  As defined in Section 7.2(b).

Measurement Method:  The Modified New York BOMA Measurement Method, 1980, Reaffirmed 1989.

             Original Term: As defined in Section 2.2 hereof.

             Park: The term "Park" shall mean the land described in Exhibits A-1 and A-2 of the Park Covenants together with other land hereafter added thereto under the Park Covenants and together with the buildings, structures and other improvements as may, from time to time, be constructed thereon, and all of which are referred to in the Park Covenants as "9/90 Corporate Center".

             Park Common Expenses:  As defined in Section 7.2(a)

             Park Common Property:  As defined in Section 7.2(a)

             Park Covenants:  The Amended and Restated Declaration of Covenants, Restrictions, Development Standards and Easements attached hereto as Exhibit A-14 together with any amendments thereto as are permitted thereunder.

             Permitted Assignee:  As defined in Section 9.14.

             Permitted Uses:  Office, research and development and light manufacturing.

             Plan:  The Site Plan of the Building (proposed location) and Lot attached hereto as Exhibit A-3.

             Property:  The Lot, the Leasehold Lot and the Leasehold Parking Area together with the Building and any improvements now or hereafter located thereon.

             Premises:  That portion of the Building shown on Exhibit A-6 and located on the first and second floors of the Building.

             Premises Rentable Area:  Approximately 45,470 rentable square feet of which approximately 22,355 rentable square feet are located on the first floor and approximately 23,115 rentable square feet are located on the second floor of the Building.  The Premises Rentable Area has been determined using the Measurement Method except as follows:    (i) measurements will be taken to the inside face of glass on exterior walls, even if the glass is not the dominant portion of the exterior wall, (ii)  measurements to common areas, halls, etc. will be to the center line of the partition, (iii) common areas such as the first floor lobby, elevator lobbies, cafeteria, locker room/shower facilities, common corridors, etc. will be included in rentable area, and (iv) any vertical penetrations dedicated solely to Tenant's use (i.e. in excess of vertical penetrations required to service a standard office building) shall be included in usable areas.  Rentable Area to be determined utilizing the following formula: Rentable Area to be Useable Area of Premises ÷ Efficiency Factor equals Premises Rentable Area.

             Public Liability Insurance Limit:

Bodily Injury and Property Damage:	Combined single limit of $2,000,000, or such greater amount as reasonably required by Landlord from time to time provided such greater amounts are comparable to the insurance limits carried by institutional owners of first class office buildings in the so-called Boston-Metro West area

             Building Rentable Area:  Approximately 123,750 rentable square feet. The Building Rentable Area has been determined using the Measurement Method except as follows:  (i) measurements will be taken to the inside face of glass on exterior walls, even if the glass is not the dominant portion of the exterior wall, (ii)  measurements to common areas, halls, etc. will be to the center line of the partition, (iii) common areas such as the first floor lobby, elevator lobbies, cafeteria, locker room/shower facilities, common corridors, etc. will be included in rentable area, and (iv) any vertical penetrations dedicated solely to Tenant's use (i.e. in excess of vertical penetrations required to service a standard office building) shall be included in usable areas.  Rentable Area to be determined utilizing the following formulation  Usable Square Footage of Building ÷ Efficiency Factor equals Building Rentable Area.

             Security Deposit:  A cash deposit in the Required Amount of $500,000.00 to be held and applied pursuant to Section 13.11 of this Lease.

             Tenant: Natural MicroSystems Corporation, a Delaware corporation

             Tenant's Address: 100 Crossing Boulevard, Framingham, MA

             Tenant's Construction Representative:  Jamie Toale

             Tenant's Proportionate Share: Thirty Six and Seven Four One Hundredths (36.74%) Per Cent.

             Title Exceptions:  The matters set forth on Exhibit A-5 together with (a) such other easements, rights, encumbrances, reservations and other matters of record title to the Property now or hereafter affecting the property so long as Tenant’s use of the Premises is not materially and adversely affected thereby and (b) subject to the provisions of Section 12 and Section 13.13 hereof,  all mortgages of record as of the date of execution and delivery of this Lease and any future mortgage hereafter placed upon the Property.

             Term of this Lease:  The Original Term and any period through which the Original Term may be extended.

             Tenant Plan Delivery Date:  June 1, 2000.

             As used herein, the term "Year" shall mean each consecutive twelve (12) calendar month period immediately following the Term Commencement Date, but if the Term Commencement Date shall fall on other than the first day of a calendar month then, such term shall mean each consecutive twelve calendar month period commencing with the first day of the first full calendar month of the Original Term.  The first “Year” shall include any partial calendar month between the Term Commencement Date and the first day of the first full calendar month immediately following the Term Commencement Date.

Section 1.2	Exhibits. The following Exhibits are attached to and incorporated in this Lease:
EXHIBIT A-1:	Description of Fee Lot
EXHIBIT A-2:	Description of Leasehold Lot (showing Leasehold Parking Area)
EXHIBIT A-3:	Site Plan of Building and Lot (including both Fee and Leasehold Lot showing Leasehold Parking Area)
EXHIBIT A-4:	List of Base Building and Site Work Plans and Specifications
EXHIBIT A-5:	Title Exceptions
EXHIBIT A-6:	Plan of Premises
EXHIBIT A-7:	Janitorial Services
EXHIBIT A-8:	Tenant Plan Information
EXHIBIT A-9:	TI Construction Contract for Landlord's TI Work (includes Subcontractors BID List)
EXHIBIT A-10	Rules and Regulations
EXHIBIT A-11	Form of Estoppel Certificate
EXHIBIT A-12	Form of Subordination Non-Disturbance and Attornment Agreement
EXHIBIT A-13	Building Standard Improvements
EXHIBIT A-14	Park Covenants

SECTION 2

Premises and Term

             Section 2.1  Premises.  Landlord hereby leases and demises the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject, in all events, to (a) all rights reserved to Landlord under this Lease (including without limitation those set forth in Section 13.10), (b) the Title Exceptions and (c) the terms and provisions of this Lease.  Tenant shall not alter, or construct any improvements on, the driveways, parking areas, parking spaces, landscaped areas, open areas, entry ways, curb cuts, drainage facilities or utilities located in, on or under the Lot.  All rights of Tenant in and to the Lot and the Leasehold Parking Area are subject, in all events, to the Ground Lease, the Cross-Easement, the Park Covenants and all of the rights reserved to Landlord under this Lease including, without limitation, the rights under Section 13.10.

             Section 2.2  Term.  TO HAVE AND TO HOLD for a term (the "Original Term") beginning on the earlier of (a) the date the Landlord's Work shall be deemed to be substantially complete pursuant to Section 3.3(b) and (b) the date on which Tenant shall occupy all or any part of the Premises for the conduct of business (whichever of said dates is appropriate being hereafter referred to as the Commencement Date or the “Term Commencement Date"), and continuing through May 31, 2012.

             Section 2.3 Appurtenant Rights and Reservations.

             (a)         Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with others, public or common toilets, the Leasehold Parking Area, (subject to the provisions hereof regarding Landlord's right to reserve and designate Covered Spaces for the exclusive use of tenants or occupants of the Building) the Covered Spaces (as hereafter defined) public or common lobbies, hallways, stairways, elevators and common walkways necessary for access to the Building, and if the portion of the Premises on any floor of the Building includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor; but such rights shall always be subject to the rules and regulations set forth in Exhibit A-10 and such other reasonable rules and regulations as may be from time to time established by Landlord pursuant to this Lease which are of general application to all tenants and occupants of the Building and to the right of Landlord to designate and change from time to time areas and facilities so to be used (provided, however, that such substituted areas and facilities are substantially equivalent or better).  Tenant and its employees shall also have the non-exclusive right to use, in common with others entitled thereto, such other common areas and facilities in or appurtenant to the Building as Landlord may from time to time designate and provide. There shall be 436 unreserved non-exclusive parking spaces on the Lot and 45 spaces (the "Covered Spaces") in the covered parking area to be located on the Lot.  In no event shall Tenant or Tenant’s agents, servants, employees, guests or invitees be permitted to use any of the Covered Spaces which are designated by Landlord from time to time as being reserved for the exclusive use of any other person or entity.  Landlord hereby reserves the right, subject to Tenant's right to Lease up to, in the aggregate, 12 Covered Spaces as hereafter set forth, to reserve and designate any of the Covered Spaces (not leased to Tenant on an exclusive basis as hereafter set forth) to any other tenant or occupant of the Building. Notwithstanding the foregoing, at Tenant’s option, Tenant shall have the right to the exclusive use of up to twelve (12) designated and reserved Covered Spaces at a cost of $100.00 per month per Covered Space (such costs to be considered Additional Rent under this Lease).  In the event Tenant shall desire to use such Covered Spaces, Tenant shall provide Landlord with written notice and such spaces shall be leased to Tenant as an appurtenance to the Premises on a month to month basis with thirty (30) days notice of termination from Tenant required.  Provided, however, that notwithstanding the foregoing to the contrary, Tenant’s right to use the Covered Spaces and all other parking spaces on the Property (covered or uncovered) shall expire upon any expiration or earlier termination of this Lease without the requirement of any affirmative act by Landlord or Tenant.  It is agreed and understood that Landlord may at any time and from time to time designate any of the Covered Spaces not specifically reserved and dedicated to Tenant as aforesaid to any other tenant or occupant of the Building in Landlord's sole and absolute discretion.

             (b)        Excepted and excluded from the Premises are exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator shafts, fan rooms, mechanical, electric and telephone closets, janitor closets, freight elevator vestibules and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, but included in the Premises are all entry doors to the Premises and all special installations of Tenant, such as interior stairs, special flues and special air conditioning facilities.  Landlord reserves the right from time to time, without unreasonable interference with Tenant's use:  (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, shafts, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better.  Landlord reserves the exclusive use of all fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, pipes, ducts, conduits, wires and appurtenant fixtures located within the Premises which serve exclusively or in common other parts of the Building.

             Section 2.4  Option to Extend Term.   Tenant shall have two (2) options to extend the Original Term of this Lease, each such option to be for a period of five (5) years (hereafter the "First Extension Term" and the “Second Extension Term” respectively) beginning upon expiration of the Original Term and as applicable, expiration of the First Extension Term in the case of the Second Extension Term provided that (a) no default beyond any applicable grace and cure periods in the obligations of Tenant to pay Annual Fixed Rent or Additional Rent under this Lease shall exist at the time each such option is exercised and no other payment default or material default beyond applicable notice and grace periods shall exist under this Lease either at the time of notice of exercise of the option or upon the day of commencement of any such Extension Term, (b) Tenant shall give notice to Landlord of its exercise of the applicable option not less than nine (9) full calendar months prior to expiration of (i) the Original Term in the case of the option with respect to the First Extension Term and (ii) the First Extension Term in the case of the option with respect to the Second Extension Term and (c) at the time such option is exercised and as of the first day of each such Extension Term, the original Tenant named in Section 1.1 of this Lease shall itself be in occupancy of 85% of the Premises Rentable Area. All of the terms and provisions of this Lease shall be applicable during the respective Extension Terms except that (a) Tenant shall have no additional option to extend the Term of this Lease beyond the Second Extension Term, (b) the Annual Fixed Rent for each year during each respective Extension Term shall be the greater of (i) 95% of the Market Rent provided in Section 2.5 as of the first day of the applicable Extension Term or (ii) the per annum Annual Fixed Rent in effect during the last year of (w) the Original Term in the case of the First Extension Term and (x) the First Extension Term in the case of the Second Extension Term and (c) none of the provisions of Article 3 shall apply nor shall Landlord be required to pay any inducement payments nor make any alterations of any kind or nature

             Failure of Tenant to satisfy any of the foregoing conditions shall be deemed a waiver of Tenant’s rights under this Section 2.4.  Failure of Tenant to give a timely and proper notice of its exercise of the first such option to extend shall terminate and extinguish Tenant’s rights with respect to the second option to extend.

             Section 2.5  Market Rent. "Market Rent" shall be computed as of the applicable date of Commencement of the applicable Extension Term at the then current rentals being charged to new tenants for comparable space located in the vicinity of the Building, taking into account and giving effect to, in determining comparability, without limitation, such considerations as size, location, lease term, rent concessions, free rent, tenant improvements and tenant build out allowances.

             Market Rent shall be determined by agreement between Landlord and Tenant but if Landlord and Tenant are unable to agree upon the Market Rent at least seven (7) months prior to the date upon which the Market Rent is to take effect, then the Market Rent shall be determined by appraisal as follows:  Landlord and Tenant shall each appoint a Qualified Appraiser (as said term is hereinafter defined) at least six (6) months prior to the commencement of the Extension Term and shall designate the Qualified Appraiser so appointed by notice to the other party.  The two appraisers so appointed shall meet within ten (10) days after both appraisers are designated in an attempt to agree upon the Market Rent for the Extension Term and if, within fifteen (15) days after both appraisers are designated, the two appraisers do not agree upon the Market Rent, then each appraiser shall, not later than thirty (30) days after both appraisers have been chosen, deliver a written report to both the Landlord and Tenant setting forth the Market Rent as determined by each such appraiser taking into account the factors set forth in this Section 2.5.  If the lower of the two determinations of Market Rent as determined by such two appraisers is equal to or greater than 90% of the higher of the Market Rent as determined by such two appraisers, the Market Rent shall be deemed to be the average of such Market Rent as set forth in such two determinations.  If the lower determination of Market Rent is less than 90% of the higher determination of Market Rent, the two appraisers shall promptly appoint a third Qualified Appraiser and shall designate such third Qualified Appraiser by notice to Landlord and Tenant.  The cost and expenses of each appraiser appointed separately by Tenant and Landlord shall be borne by the party who appointed the appraiser.  The cost and expenses of the third appraiser shall be shared equally by Tenant and Landlord.   If the two appraisers cannot agree on the identity of the third Qualified Appraiser at least three (3) months prior to commencement of the Extension Term, then the third Qualified Appraiser shall be appointed by the American Arbitration Association ("AAA") sitting in Boston, Massachusetts and acting in accordance with its rules and regulations.  The costs and expenses of the AAA proceeding shall be borne equally by the Landlord and Tenant.  The third appraiser shall promptly make its own independent determination of Market Rent for the Premises taking into account the factors set forth in this Section 2.5 and shall promptly notify Landlord and Tenant of his determination.  If the determinations of the Market Rent of any two of the appraisers shall be identical in amount, said amount shall be deemed to be the Market Rent for the Premises.  If the determinations of all three appraisers shall be different in amount, the average of the two nearest in amount shall be deemed the Market Rent.  The Market Rent of the subject space determined in accordance with the provisions of this Section shall be binding and conclusive on Tenant and Landlord.  As used herein, the term "Qualified Appraiser" shall mean any disinterested person (a) who is employed by a real estate brokerage company or an appraisal firm of recognized competence in the greater Boston area, and (b) who has not less than ten (10) years experience in appraising and valuing properties of the general location, type and character as the Premises.  Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the period specified above (such party referred to hereinafter as the "Failing Party"), the other party may serve notice on the Failing Party requiring the Failing Party to appoint its appraiser within ten (10) days of the giving of such notice and if the Failing Party shall not respond by appointment of its appraiser within said ten (10) day period, then the appraiser appointed by the other party shall be the sole appraiser whose determination of Market Rent shall be binding and conclusive upon Tenant and Landlord.

             If the dispute between the parties as to Market Rent has not been resolved before the commencement of the applicable Extension Term, then beginning on the first day of the Extension Term, Tenant shall pay rent under the Lease in respect of the Premises based upon the greater of (i) the Annual Fixed Rent in effect during the last year of the Original Term or (ii) 95% of the Market Rent designated by Landlord until either the agreement of the parties as to the Market Rent or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent to Landlord, or Landlord shall refund any overpayment of rent to Tenant.

SECTION 3

Improvements

             Section 3.1  Construction of Building. Landlord, at its expense, shall diligently construct the Building and site improvements in accordance with Exhibits A-3 and A-4 (the "Landlord's Building Construction Work") and all laws, codes, ordinances and other applicable governmental requirements in effect on the date the building permit is obtained. Landlord and Tenant shall respond promptly to all communications from the other and shall cooperate with each other throughout the construction process.

             Section 3.2  Tenant Improvements; Tenant’s Plans; Pricing of Tenant’s Work; Landlord’s TI Work.

             (a)         Tenant agrees to deliver to Landlord not later than the Tenant Plan Delivery Date a detailed floor plan layout together with working drawings and written instructions and constituting full and complete construction documents (herein called "Tenant's Plans") in accordance with and containing at least the information detailed in Exhibit A-8 and reflecting all partitions, alterations and improvements desired by Tenant in the Premises.  Within fourteen (14) days of the receipt of Tenant's Plans, Landlord shall furnish to Tenant in writing a time schedule for the completion of the work shown on Tenant's Plans and an estimated Guaranteed Maximum Price for the work as shown on Tenant’s Plans calculated pursuant to the TI Construction Contract for the cost of construction work and material necessary to complete the work shown in Tenant’s Plans in accordance with Tenant's Plans, costs (which shall include the Landlord’s contractors fee of 8% based on the Cost of the Work as hereafter described) and upon agreement on the scope an cost of Landlord’s TI Work being hereinafter referred to as the Tenant Improvement Costs.  Tenant shall notify Landlord in writing, within four (4) Business Days of receipt by Tenant of the estimate of, and the time schedule for, the Tenant Improvement Costs, of either its approval thereof and its authorization to Landlord to proceed with construction in accordance with Tenant's Plans or any changes in Tenant's Plans.

             In the event Tenant elects the latter alternative (namely, to change Tenant's Plans), Landlord shall within seven (7) days of receipt of said changes in Tenant's Plans quote to Tenant all estimated changes in Tenant Improvement Costs (the "First Revised Tenant Improvement Costs") resulting from said plan modifications.  Tenant shall, on or before the fourth (4th) Business Day (the "Outside Authorization to Proceed Date") following the receipt by Tenant of the First Revised Tenant Improvement Costs, give notice to Landlord of either (i) its approval thereof and its authorization to Landlord to proceed with the construction in accordance with Tenant's Plans as modified or (ii) of any further changes in Tenant's Plans.  If Tenant again elects the latter alternative (namely to change Tenant's Plans), the foregoing procedures and time periods for delivery of additional quotes to Tenant of all changes in Tenant Improvement Costs and for Tenant's either giving authorization to proceed or to make further changes on Tenant's Plans shall apply except that for all purposes under this Lease, (including without limitation Section 3.3 (c) hereof) the Outside Authorization to Proceed Date shall not be extended (or deemed extended) beyond July 5, 2000.  Tenant agrees to use good faith diligent efforts to finally approve all such changes in the Tenant Improvement Costs and in Tenant's Plans and to give its authorization to proceed with construction as aforesaid on or before the Outside Authorization to Proceed Date.  Tenant shall be charged with responsibility for all delays and increased costs and expenses related to any failure of Tenant to give Landlord full authorization to proceed with construction as shown on Tenant's Plans, as so changed by Tenant, on or before the Outside Authorization to Proceed Date (including, without limitation, loss of rent and reduction of the Reduced Rent Period to the extent so provided in Section 3.3(c) hereof) provided that, in the case of changes, Landlord identifies all such increased costs due to such change at the time Landlord quotes the cost of such change to Tenant.  Upon approval of the Tenant's Plans and the Tenant Improvement Costs, Landlord shall enter into the construction contract in the form attached to this Lease as Exhibit A-9 which shall be based on a guaranteed maximum price, subject to change orders in accordance with the terms of this Lease.

             To the extent that the Tenant Improvement Costs exceed the amount of $22.00 per rentable square foot contained in the Premises Rentable Area (the "TI Allowance"), Tenant shall be responsible for such excess costs (the "Excess Costs") as hereinafter set forth. Tenant shall reimburse Landlord for Excess Costs as Additional Rent under this Lease as follows: during the performance of Landlord's TI Work, Landlord may, on or about the first day of each month, deliver to Tenant a statement showing that proportion of Excess Costs allocable to the previous month's work.  Tenant shall pay to Landlord the amount specified in each such statement within thirty days after receipt of such statement.  Any failure by Tenant to pay when due any amount required in this Section 3 shall entitle the Landlord to the same rights and remedies as a failure to pay Annual Fixed Rent when due.

             (b)        Time is of the essence in connection with delivery of Tenant's Plans to Landlord, review of Tenant's Plans, furnishing of the Tenant Improvement Costs and time schedule by Landlord and authorization to Landlord to proceed with construction on or before the Outside Authorization to Proceed Date.  Should Tenant (i) fail to deliver Tenant's Plans as scheduled, or (ii) fully authorize Landlord to proceed with Landlord’s TI Work on or before the Outside Authorization to Proceed Date, the Anticipated Term Commencement Date shall be deferred one day for each day of delay caused by, or chargeable to, Tenant or Tenant's architect.

             (c)         Tenant hereby agrees that the work shown in Tenant’s Plans (the "Landlord's TI Work") will be performed by Landlord's general contractor.  It is understood and agreed that the Tenant Improvement Costs shall include Landlord's contractor's fee in the total amount equal to eight (8%) percent of the Cost of the Work for Landlord's TI Work (as said term "Cost of the Work" is defined in the TI Construction Contract).  Tenant shall also pay the Landlord, within ten (10) days of billing therefor, for any increases in the Tenant Improvement Costs resulting from changes in the Tenant's Plans (which Tenant or its architect request or which result from errors, omissions or incompleteness of such Tenant Plans or which result from any failure of such Tenant Plans (or the work shown thereon) to comply with applicable laws, ordinances, rules and regulations), as finally approved, it being understood that such increased costs shall be equal to the aggregate of (a) the Cost of the Work, as defined in the TI Construction Contract, for such changes, (b) Landlord's contractor's overhead and profit in the total amount equal to eight (8%) percent of the Cost of the Work for such changes (c) all delay costs and expenses identified by Landlord in writing at the time of agreeing to any change, to the extent actually incurred or suffered and (d) loss of rent and reduction of the Reduced Rent Period to the extent so provided in Section 3.3(c).  Landlord agrees to cause its general contractor to solicit bids for the Landlord's TI Work from each of the subcontractors identified on the Subcontractor Bid List attached to the TI Construction Contract.  Although Landlord's general contractor will charge an eight (8%) percent fee as part of the Tenant Improvement Costs, Landlord shall not, itself, charge any separate construction administration fee.  Landlord will not be required to solicit bids for the general contract.

             Landlord agrees to use due diligence to complete the work described in Tenant's Plans on or before the Anticipated Term Commencement Date.  Landlord shall not be required to install any improvements which are not in conformity or compatible with the matters shown on Exhibits A-3 and A-4 or which are not approved by Landlord's architect or which do not comply with applicable law, ordinances or codes.  Further, Landlord will not be responsible for any failure of the design (including, without limitation, errors, omissions and incompleteness of Tenant's Plans and instructions from Tenant's architect) of Landlord's TI Work (including without limitation, the plans, specifications, layouts or materials) to comply with applicable laws, ordinances or codes.  If Landlord determines that any portion of the Landlord's TI Work should be performed by a subcontractor on the Subcontractor Bid List who is not the lowest bidder for the applicable portion of the Landlord's TI Work, then the designation of the subcontractor who will be selected to perform such portion of the Landlord's TI Work shall be subject to the mutual agreement of Landlord and Tenant.  In case of delays in the Landlord’s Building Construction Work or Landlord’s TI Work due to governmental regulation, unusual scarcity or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord's control, the Anticipated Term Commencement Date shall be extended for the period of such delays.

             (d)        Tenant agrees that for any delay in performing work to prepare the Premises for occupancy caused by it, or anyone employed by it (including without limitation, Tenant's architect), the Anticipated Term Commencement Date will be adjusted one day for each such day of delay.

             (e)        If Landlord shall be unable to give possession of the Premises on the Anticipated Term Commencement Date because the Premises (including both Landlord’s Building Construction Work and Landlord’s TI Work) are not substantially completed (as provided in Section 3.3), Landlord shall not be subject to any liability for failure to give possession on said date, nor shall such failure affect the validity of this Lease.

             If the Substantial Completion Date (as hereafter defined in Section 3.3(b) hereof) has not occurred by the Anticipated Term Commencement Date (as it may be extended pursuant to this Section 3), Tenant shall have the right to terminate this Lease by giving notice to Landlord, not later than thirty (30) days after the Anticipated Term Commencement Date (as so extended), of Tenant's desire so to do; and this Lease shall cease and come to an end without further liability or obligation on the part of either party one hundred twenty (120) days after the giving of such notice, unless, within such 120-day period, Landlord substantially completes Landlord's Work to the extent required by Section 3.3(B), which substantial completion shall void Tenant's election to terminate; and such right of termination shall be Tenant's sole and exclusive remedy at law or in equity for Landlord's failure so to complete Landlord's Work within such time.

             (f)         All of the Tenant's installation of furnishings and equipment shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not damage the Building or Lot or the Leasehold Parking Area or materially interfere with Landlord’s Building Construction Work or Landlord’s TI Work.  Landlord agrees to use good faith efforts to cooperate with Tenant to maintain harmonious labor relations with workers performing work on behalf of Tenant to prepare the Premises for occupancy by Tenant.  Except for installation of furnishings and equipment, any construction work to be performed in the Premises shall be performed by Landlord's general contractor or subcontractors on the subcontractor Bid List or otherwise approved by Landlord and Tenant.

             Section 3.3  Preparation of Premises for Occupancy.

             (a)  Landlord agrees to use diligent efforts to substantially complete construction of Landlord's Building Construction Work and Landlord’s TI Work (collectively the “Landlord’s Work”) as provided in this Section 3 on or before the Anticipated Term Commencement Date.  The Anticipated Term Commencement Date shall also be extended by the duration of any delay referred to in Section 13.5.

             (b)  Landlord's Work shall be deemed "substantially complete" on the date (the "Substantial Completion Date") on which (i) construction of the same shall have been substantially completed (with the exception of minor items which can be completed without material interference to Tenant's moving into or use of the Premises and landscaping and the final coat of paving for the parking areas, driveways and walkways which, because of the season or weather, are not practicable to do at the time), all as certified by Landlord's architect, and (ii) a certificate of occupancy (permanent or, provided it does not materially interfere with moving into or use of the Premises by Tenant, a temporary certificate of occupancy) shall have been issued by the Town of Framingham and (iii) Landlord has delivered Tenant a certificate from Landlord's architect that the condition required in clause (i) of this Section 3.3(b) has been satisfied.  It is agreed and understood that the condition set forth in clause (ii) of this Section 3.3(b) shall be deemed satisfied if Landlord's Work has been completed to the extent required by clause (i) of this Section 3.3(b) and Landlord is unable to obtain a Certificate of Occupancy due to work or improvements performed or not completed by Tenant.

             (c)  If the Landlord is unable to give possession of the Premises on the originally stated Anticipated Term Commencement Date (namely December 1, 2000) because the Premises are not substantially complete or ready for occupancy due to delays caused by, or chargeable to, Tenant or Tenant's architect or anyone employed by Tenant (any of such delays being a “Tenant’s Delay”), including without limitation, change orders, lack of timely action with respect to plans or submission of information which Tenant is required to provide, failure of Tenant to give Landlord authorization to proceed with the Landlord’s TI Work on or before the Outside Authorization to Proceed Date (as determined pursuant to Section 3.2(a) hereof), errors, incompleteness or inaccuracy in Tenant's Plans or the failure of the design or layout of the Landlord's TI Work to comply with all applicable laws, ordinances, rules and regulations or any other actions or inactions by Tenant or Tenant's architect or anyone employed by Tenant, which prevents or delays Landlord in performing or completing any construction or work to be performed by Landlord or its contractors, including without limitation Landlord's Building Construction Work or Landlord's TI Work, Tenant shall pay to Landlord for each day of such delay an amount equal to one day's Annual Fixed Rent.  Any payments due Landlord under this clause shall be paid within five (5) Business Days of the invoice from Landlord stating the charge (but not sooner than the Term Commencement Date) and, in all such cases, the Anticipated Term Commencement Date will be adjusted one day for each day of such Tenant Delay. In addition, the Reduced Rent Period shall be reduced one day for each such day of Tenant Delay.

             (d)  Landlord shall complete all incomplete items with due diligence and will use good faith efforts to complete all such incomplete items within thirty (30) days after the Term Commencement Date except for items which, because of the season or weather, or the nature of the item are not practical to complete within such thirty (30) day period (such as landscaping and the final surface coat of paving) and Landlord will use due diligence to complete such other items with due diligence when the season and weather permit or when it becomes practical to complete the same.

             Section 3.4  General Provisions Applicable to Construction.  All construction work required or permitted by this Lease, whether by Landlord or by Tenant, shall be done in a good and workmanlike manner and in compliance with all applicable laws and all ordinances, regulations and orders of governmental authority and insurers of the Building. Either party may inspect the work of the other at reasonable times and shall give notice of observed defects. All of Landlord's obligations under Section 3 shall be deemed to have been performed when Premises are “substantially complete” within the meaning of Section 3.3(b), except for items which are incomplete or do not conform with the requirements of Section 3 and as to which Tenant shall in either case have given notice to Landlord within 30 days after receipt of such certificate (except for latent defects which cannot reasonably be discovered within such thirty (30) days), and Landlord's obligations with respect to the items included in such notice shall be deemed to have been performed five business days after Landlord shall have notified Tenant in writing that the same have been completed unless during such five day period Tenant shall give written notice to Landlord to the contrary.

             In addition to the foregoing, prior to Tenant's taking occupancy, the Architect preparing Tenant’s Plans shall prepare a "punchlist" of items which are incomplete with respect to Landlord's TI Work.

             Nothing in this Section 3.4 shall limit Landlord's obligations under Section 3.6.

             Section 3.5  Construction Representatives.  Each party authorizes the other to rely in connection with plans and construction upon approval and other actions on the party's behalf by any Construction Representative of the party named in Section 1.1 or any person hereafter designated in substitution or addition by notice to the party relying thereon.

             Section 3.6  Certain Landlord Obligations.  Landlord shall, as soon as practicable, remedy any defects in workmanship or materials performed or supplied by Landlord or its agents, employees, contractors or subcontractors at the Premises as to which Tenant shall give notice to Landlord within one (1) year following the Term Commencement Date. Landlord will afford Tenant the benefit of any warranties obtained by Landlord with respect to the Premises and systems therein and will, if requested by Tenant, enforce such warranties on Tenant’s behalf.  Nothing contain in this Section 3.6 shall limit Landlord's obligations pursuant to Section 8.2. The cost of enforcing warranties with respect to the Premises and systems thereon shall insofar as it relates to warranty claims made by Tenant hereunder to Landlord within one year of the Term Commencement Date, be borne by Landlord but otherwise all costs and expenses of enforcement of such warranties shall be paid by Tenant.

             Section 3.7  Tenant's Plans.  Landlord shall directly contract for the architectural, space planning and engineering services related to the Landlord’s TI Work (the “Tenant’s Space Planning Services”) which services shall include space planning, space layout, reflected ceiling plan, fire protection, Building Standard HVAC, mechanical, plumbing and electrical design but exclusive of any such electrical, mechanical, plumbing and HVAC systems as are included in the Landlord’s Building Construction Work.  Except as herein provided, the cost of Tenant’s Space Planning Services shall be borne by Landlord and such amount shall be in addition to and not paid out of the TI Allowance.  Tenant shall coordinate with the architect in order to prepare and finalize Tenant's Plans.  Tenant shall be solely responsible for any errors, incompleteness, defects and deficiencies in the Tenant's Plans and for any failure of the Tenant's Plans or the work shown thereon to comply with all applicable laws rules and regulations applicable thereto. Notwithstanding the foregoing to the contrary, Landlord shall not be responsible for the cost of any aspect of Tenant’s Space Planning Services relating to the design and engineering for above Building Standard Work or Improvements (see Exhibit A-13) including, without limitation, “specialty rooms” or “specialty needs” such as computer rooms, specialty HVAC, supplemental HVAC, special millworking and the like, which costs shall be borne solely by Tenant.

             Section 3.8  Controlling Provisions.  To the extent that there is any inconsistency between the Exhibits to this Lease and the provisions of Section 3, the provisions of Section 3 shall govern any such inconsistency.

             Section 3.9  Changes In Building or Lot. Landlord shall have the right, prior to or during construction of the Building, to redesign the Building and/or floors within the Building to the extent made necessary by field conditions, by requirement of any applicable law, by-law, ordinance or municipal authority or otherwise.  In the event any such redesign shall be implemented, Landlord shall keep Tenant fully advised as to the changes made to Exhibits A-2, A-3, A-4 or A-6 and the parties shall enter promptly into an amendment to this Lease reflecting any increase or decrease in the area of the Premises Rentable Area or the Building Rentable Area, change in the Annual Fixed Rent and the like resulting from any such redesign.  Notwithstanding the foregoing provisions of this Section 3.9 to the contrary, in the event of any such redesign of the Building which (i) directly affects a floor of the Building on which the Premises is located and (ii) will materially and adversely affect Tenant's use of the Premises and Tenant's ability to conduct its normal operations therein then, Landlord shall not effect such redesign of the Building without the prior written consent of Tenant, which consent shall not be unreasonably withheld, delayed or conditioned.

             Landlord also reserves the right to change its layout, design and plans for the Lot and Leasehold Parking Area and for parking and roadways thereon at any time and to add to or reduce the size of the Lot; provided that no reduction in the size of the Lot may adversely affect the Building or the number of parking spaces made available to Tenant under this Lease or access ways serving the Building.

            In the event that Landlord shall exercise its right to redesign the Building and/or floors within the Building pursuant to the first grammatical paragraph of this Section 3.9, upon completion of Landlord's Work, Landlord shall have the Premises and Building measured using the Measurement Method and upon the written request of Landlord, Landlord and Tenant shall enter into an Amendment of this Lease reflecting any changes to terms defined in this Lease based upon the number of rentable square feet in the Building Rentable Area and the Premises Rentable Area.

             Section 3.10 Tenant's Early Access.  At such time and to the extent that Landlord shall reasonably determine that Landlord's Work has progressed to the point that entry by Tenant or Tenant's contractors will not materially interfere with the performance and completion of Landlord's Work and in no event later than thirty (30) days prior to the Anticipated Term Commencement Date, Landlord shall permit Tenant, Tenant's employees and Tenant's contractors and vendors to enter the Premises prior to the Term Commencement Date ("Early Entry") in order to perform installations of telecommunications, voice and data systems, furniture and other equipment.  Such Early Entry shall be upon and subject to all of the terms, covenants and provisions of this Lease (except the obligation to pay Annual Fixed) notwithstanding that the Commencement Date shall not then have occurred.  In connection with an Early Entry, Tenant and Tenant's contractors and workmen shall (a) coordinate their work with the Landlord's Work being performed by Landlord's general contractor and its workmen and subcontractors (b) not interfere with the performance or completion of Landlord's Work.

SECTION 4

Fixed Rent

             Section 4.1  Annual Fixed Rent.  Tenant shall pay rent to Landlord at the Address of Landlord or at such other place or to such other person or entity as Landlord may by notice to Tenant from time to time direct, at the Annual Fixed Rental Rate set forth in Section 1, in equal installments equal to 1/12th of the Annual Fixed Rental Rate in advance on the first day of each calendar month included in the term, and for any portion of a calendar month at the beginning or end of the term, at that rate payable in advance for such portion.  See Section 4.3 with respect to the Reduced Rent Period.

             Section 4.2  Nonterminability By Tenant.

             (a)         The Annual Fixed Rent, the Additional Rent and all other sums payable hereunder to, by or on behalf of Landlord shall be paid without notice or demand and without setoff, abatement, suspension, deferment, reduction or deduction, except as otherwise expressly provided herein.

             (b)        This Lease shall not terminate, nor shall Tenant have any right to terminate this Lease, nor shall the obligations and liabilities of Tenant set forth herein be otherwise affected, except as otherwise expressly provided herein or by operation of law or by final decree or final judgment of any court having jurisdiction.

             (c)         Tenant waives all rights to (i) any abatement, suspension, deferment, reduction or deduction of or from the Annual Fixed Rent and the Additional Rent or (ii) quit, terminate or surrender this Lease or the Premises or any part thereof, except as expressly provided herein.

             (d)        It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Fixed Rent, the Additional Rent and all other sums payable by Tenant to or on behalf of Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

             (e)         Tenant covenants and agrees that it will remain obligated under this Lease in accordance with all of its terms and provisions, and that it will not take any action to terminate, rescind or avoid this Lease or any portion thereof, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord or any assignee of Landlord in any such proceeding.

             Section 4.3  Reduced Rent Period.  Provided that no Event of Default shall exist and be continuing, the Annual Fixed Rent payable by Tenant during the 180 day period beginning on and immediately following the Term Commencement Date (the “Reduced Rent Period”) shall be in the monthly amount of $52,971.88 per month (the “Reduced Rent”), such Reduced Rent shall be due and payable as and when Annual Fixed Rent is to be paid in accordance with the provisions of this Lease.

             Notwithstanding the foregoing, the Reduced Rent Period shall be reduced one day for each day (or portion of a day) of delay in completing Landlord’s Work caused by or resulting from a Tenant’s Delay.

SECTION 5

Operating Cost Escalation Real Estate Tax Escalation

             Section 5.1 Operating Cost Escalation. Tenant shall pay to Landlord, as Additional Rent, the Operating Cost Escalation (as defined below) on or before the 10th day following receipt by Tenant of Landlord's Operating Cost Statement (as defined below). After the end of each calendar year during the term and after Lease termination, Landlord shall render a statement ("Landlord's Operating Cost Statement") in reasonable detail, certified by Landlord, and showing for the preceding calendar year or fraction thereof, as the case may be, Landlord's Operating Costs (as defined below).  As used herein, the term "Landlord's Operating Costs" or "Operating Costs" will include, without limitation, premiums for insurance carried by Landlord with respect to the Property; compensation and all fringe benefits, worker's compensation, insurance premiums and payroll taxes paid by Landlord to, for or with respect to all persons engaged in the managing, operating, maintaining or cleaning of the Property (including the Premises); water and sewer use charges for the Property; all utility charges relating to the Property not billed directly to tenants by Landlord or the utility; payments to contractors and management companies under service or management contracts (or other costs incurred directly by Landlord or its agents) for operating, managing, cleaning, maintaining, replacing and repairing the Property, including, without limitation, management fees (provided such fees are consistent with those charged by management firms in the Framingham area for similar services in similar properties), Building cleaning, window cleaning, pest extermination, trash removal, landscaping, snow removal and repair, replacement and maintenance to elevators, the HVAC, electric and plumbing systems and the Leasehold Parking Area (which payments may be to affiliates of Landlord), and all other reasonable and necessary expenses paid in connection with the cleaning, operating, managing, maintaining, replacing and repairing of the Property or any component or aspect thereof; it being agreed that if Landlord shall install a new or replacement capital item for the purpose of complying with applicable laws or regulations or intended to reduce Landlord's Operating Costs, the annual amortization (determined by the useful life of the item as determined by Landlord's accountants utilizing generally accepted accounting principles) of the cost thereof (without interest) shall be included in Landlord's Operating Costs. Without limiting the generality of the foregoing, it is expressly understood and agreed that the Lots Allocable Share of Park Common Expenses shall be included as Operating Costs hereunder together with all costs, taxes, assessments and expenses allocated to the Property under the Park Covenants, as the same may be amended, restated, modified, changed, supplemented or substituted from time to time; Operating Costs shall also include, without limitation, all costs and expenses of operating, maintaining, lighting, plowing and repairing parking areas, sidewalks, driveways and roads, the Leasehold Parking Area and all costs and expenses allocated to the Property pursuant to the Cross-Easement.  If, during the Term of this Lease, Landlord shall incur capital expenses in connection with repairs or replacement of capital items, there shall be also be included in Landlord’s Operating Costs for that and each succeeding calendar year, the amount of the annual amortization (determined by the useful life of the item as determined by Landlord's accountants utilizing generally accepted accounting principles) of the cost thereof without interest.

             Notwithstanding the foregoing provisions of Section 5.1 to the contrary, Landlord's Operating Costs shall not include:

             (a)         the cost of the original construction of the Building or any additions or expansions to the common areas of the Building;

             (b)        an y repairs or work performed to any portion of the Building intended to be occupied by individual tenants and for the exclusive benefit of such tenant and the cost of correcting any defects in the original construction of the Building;

             (c)         any reserves for future expenditures not yet incurred;

             (d)        fixed rent under any ground lease;

             (e)         costs incurred by Landlord for repair or restoration related to casualties or condemnation to the extent that Landlord is reimbursed by insurance or condemnation proceeds or that the same is covered by warranty, except that the amount of any insurance deductible expended by Landlord in connection with repair or restoration following casualty shall be includable as an Operating Expense up to the Deductible Limit, as said term is hereinafter defined.  As used herein, the term “Deductible Limit” shall mean $25,000.00 subject to increase each year during the Lease by five (5%) percent;

             (f)         costs, including permit, license and inspection costs incurred with respect to the installation of improvements made for tenants or other occupants or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants;

             (g)        attorneys' fees, leasing commissions and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of, or persons, firms or entities with respect to, the Building;

             (h)        expenses in connection with services or benefits specially provided to other tenants or occupants which are not offered to Tenant;

             (i)          costs incurred by Landlord due to the negligence or misconduct of Landlord or its agents, contractors, licensees and employees or the violation by Landlord or any tenants or other occupants (other than the Tenant under this Lease) of the terms and conditions of another lease of space or other agreements including this Lease;

             (j)          overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for the cost of services included in Operating Costs to the extent the same is not comparable to the cost of such services rendered by other first-class unaffiliated third parties on a competitive basis;

             (k)         interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering all or any portion of the Building or the real property upon which the Building is located;

             (l)          all items and services for which Tenant or any other tenant separately reimburses Landlord other than through its share of Landlord's Operating Costs or which Landlord provides exclusively to one or more tenants (other than Tenant) but not all tenants without reimbursement;

             (m)        advertising and promotional expenditures in connection with leasing the Building, and costs of the installation of signs identifying the owner and/or manager of the Building;

             (n)        electric power costs for which any tenant or occupant directly contracts with the local public service company;

             (o)        any costs relating to hazardous materials, asbestos and the like not resulting from actions of Tenant;

             (p)        charitable contributions;

             (q)        off-site traffic lights;

             (r)         any charges for depreciation of the Building or equipment (except as expressly permitted by this Lease in connection with amortization of capital costs for repairs, replacements or new capital items);

             (s)         any charge for Landlord's income taxes, excess profit taxes, or franchise taxes;

             (t)         there shall be no duplication in charges to Tenant by reason of the provision in this Lease setting forth Tenant's obligation to reimburse Landlord for common area expenses and any other provision herein;

             (u)        an y compensation paid to clerks, attendants or other persons in commercial concessions owned and operated by the Landlord;

             (v)        the cost of electrical current or other utility furnished to any leasable area of the Building if similar service and utilities are not provided to the Premises;

             (w)        the annual amortization otherwise includable in Landlord’s Operating Costs for (i) the addition of a new capital improvement (except to the extent that such new capital improvement is made for the purpose of complying with applicable laws or regulations, including, without limitation, any laws and regulations relating to the so-called Americans With Disabilities Act in which event such annual amortization shall be included in Landlord’s Operating Costs) and (ii) the replacement of a capital improvement item with a new capital improvement (except if such replacement in fact reduces the Landlord’s Operating Costs which would have been incurred absent such replacement in which event such annual amortization shall be included in Landlord's Operating Costs to the extent of such savings);

             (x)         the determination of whether a new or replacement improvement is or is not a capital expenditure shall be made by Landlord’s accountants utilizing generally accepted accounting principles.

             In determining Landlord's Operating Costs, if less than 95% of the Building shall have been occupied by tenants and fully used by them, at any time during the year, Landlord's Operating Costs shall be extrapolated to an amount equal to the like Operating Costs that would normally be expected to be incurred had such occupancy been 95% and had such full utilization been made during the entire period.

             "Operating Cost Escalation" shall be equal to Tenant's Proportionate Share of the excess, if any, of:

             (a) Landlord's Operating Costs for each calendar year as indicated by Landlord's Operating Cost Statement; over

             (b) The Annual Base Operating Costs.

             Notwithstanding the above calculation, in no event shall the Operating Cost Escalation be less than zero.

             Tenant acknowledges that Landlord's formula for sharing of Landlord’s Operating Costs stated in this Lease is based on the assumption that Landlord will be providing substantially similar services to all tenants in the Property from year to year.  If this assumption is not, in fact, correct, that is, if Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Landlord’s Operating Costs) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Costs shall be deemed, for purposes of this paragraph, to be increased by an amount equal to the additional Operating Costs which would reasonably have been incurred during such period by Landlord if it had, at its own expense, furnished such work or service to such tenant.

             Operating Cost Escalations shall be apportioned for any calendar year in which the Term of this Lease commences or ends.  Notwithstanding any other provision of this Section 5.1, if the term expires or is terminated as of a date other than the last day of a calendar year, then for such fraction of a calendar year at the end of the term, Tenant's last payment to Landlord under this Section 5.1 shall be made on the basis of Landlord's best estimate of the items otherwise includable in Landlord's Operating Cost Statement and shall be made on or before the later of (a) 10 days after Landlord delivers such estimate to Tenant, or (b) the last day of the Term of this Lease, with an appropriate payment or refund to be made upon submission of Landlord's Operating Cost Statement.

             Section 5.2 Estimated Operating Cost Escalation Payments. If, with respect to any calendar year or fraction thereof during the term, Landlord reasonably estimates that Tenant shall be obligated to pay Operating Cost Escalation, then Tenant shall pay, as Additional Rent, on the first day of each month of such calendar year and each ensuing calendar year thereafter, estimated monthly escalation payments equal to 1/12th of the estimated Operating Cost Escalation for the respective calendar year, with an appropriate additional payment or refund to be made within 30 days after Landlord's Operating Cost Statement is delivered to Tenant. Landlord may adjust such estimated monthly escalation payment from time to time and at any time during a calendar year, and Tenant shall pay, as Additional Rent, on the first day of each month following receipt of Landlord's notice thereof (which notice shall be accompanied by appropriate documentation supporting such adjustment), the adjusted estimated monthly escalation payment.

             Section 5.3 Real Estate Tax Escalation. Tenant shall pay to Landlord, as Additional Rent, the Real Estate Tax Escalation (as defined below) on or before the thirtieth (30th) day following billing therefor by Landlord.

             As used herein, the term "Real Estate Taxes" shall mean all taxes, assessments (special, betterment or otherwise), levies, fees, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are allocable to the Term of this Lease and imposed or levied upon or assessed against the Property or any portion thereof or any rent or other sums payable by any tenants or occupants thereof. Nothing herein shall, however, require Tenant to pay any income taxes, excess profits taxes, excise taxes, franchise taxes, estate, succession, inheritance or transfer taxes, provided, however, that if at any time during the Term of this Lease the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, or in lieu of increases therein, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Property or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based ("Substitute Taxes"), shall be included as real estate taxes hereunder, provided, however, that Substitute Taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Property were the only property of Landlord.  The term “real estate taxes” shall also mean all real estate taxes and assessments (or any substitute therefor) which are allocated to the Property under the Park Covenants.

             The term “Real Estate Taxes” shall also include the “Lot’s Pro Rata Share” (as said term is hereinafter defined) of all “Ground Lease Taxes” (as said term is hereinafter defined) on the Entire Leasehold Lot.  As used herein, the term “Ground Lease Taxes” shall mean all taxes, assessments (special, betterment or otherwise) levies, fees, water and sewer rents and charges and all other governmental levies and charges, general an special, ordinary and extraordinary, foreseen and unforeseen which are imposed upon, levied upon or assessed against the Entire Leasehold Lot or any payments made by the tenant under the Ground Lease in lieu thereof. If taxes and assessments should ever be assessed against the Leasehold Lot and the Leasehold Parking Area separate and apart from the Entire Leasehold Lot, then the term “Real Estate Taxes” during such period shall include 100% of such taxes and assessments or payments in lieu thereof allocable to the Leasehold Lot and the Leasehold Parking Area.  As used herein, the term “Lot’s Pro Rata Share” shall mean the quotient derived by dividing the square footage of the Leasehold Lot by the square footage of the Entire Leasehold Lot.

             "Real Estate Tax Escalation" shall be equal to Tenant's Proportionate Share of the excess, if any, of:

             (a) Real Estate Taxes for the applicable tax fiscal year occurring during the Term of this Lease; over

             (b) the Annual Base Real Estate Taxes.

             Notwithstanding the above calculation, in no event shall Real Estate Tax Escalation be less than zero.

             Notwithstanding any other provision of this Section 5.3, if the Term of this Lease expires or is terminated as of a date other than the last date of a tax fiscal year, then for such fraction of a tax fiscal year at the end of the Term of this Lease, Tenant's last payment to Landlord under this Section 5.3 shall be made to reflect that only a portion of such tax fiscal year falls within the Term of this Lease and shall be made within 10 days after Landlord bills Tenant therefor.

             Section 5.4 Estimated Real Estate Tax Escalation Payments. If, with respect to any tax fiscal year or fraction thereof during the term, Landlord reasonably estimates that Tenant shall be obligated to pay Real Estate Tax Escalation, Tenant shall pay, as Additional Rent, on the first day of each month of such tax fiscal year and each ensuing tax fiscal year thereafter, estimated monthly escalation payments equal to 1/12th of the estimated Real Estate Tax Escalation for the respective tax fiscal year, with an appropriate additional payment or refund to be made within 30 days after Landlord's delivery of the tax bills for such period to Tenant. Landlord may adjust such estimated monthly escalation payment from time to time and at any time during a tax fiscal year, and Tenant shall pay, as Additional Rent, on the first day of each month following receipt of Landlord's notice thereof, the adjusted estimated monthly escalation payment.

             Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby agree as follows:

             (a)         provided that Tenant shall have timely paid all amounts due and payable by Tenant under this Article V, Tenant shall not be required to share in any penalties, interest, late payments or the like resulting from Landlord's late payment of taxes; (b) if Landlord shall obtain a refund or rebate of Real Estate Taxes for any fiscal tax year, Landlord shall promptly pay to Tenant Tenant's Proportionate Share of any Real Estate Tax Escalation paid by Tenant for such fiscal tax year after deducting therefrom Tenant’s Proportionate Share of all costs and expenses sustained or incurred by Landlord in connection with obtaining any such rebate or refund; (c) in the event any special assessments are assessed and payable in installments, for purposes of calculating the Real Estate Tax Escalation payable by Tenant hereunder, such assessments shall be included in Real Estate Taxes as if they were being paid by Landlord over the longest period of time permitted by applicable law; and (d) in no event shall Tenant be responsible to pay an inheritance, estate, succession, transfer, gross receipts, profits, taxes, gift or other tax which is measured in any manner by the income or profit of Landlord.

             Section 5.5  Right to Audit Records.  Tenant shall have the right, at Tenant's sole cost and expense, to audit the applicable records of the Landlord to confirm that the taxes and Landlord’s Operating Costs billed to the Tenant are proper and conform to the provisions of this Section.  Such audit right shall be exercisable by Tenant within three (3) years of Tenant's receipt of Landlord's annual statement of such charges regarding Real Estate Taxes or Landlord’s Operating Costs, as the case may be.

SECTION 6

Insurance

             Section 6.1  Tenant's Insurance.  Tenant shall, as Additional Rent, maintain throughout the Term the following insurance (except that so long as Tenant maintains a net worth and liquidity of at least Ten Million ($10,000,000.00) Dollars as determined in accordance with generally accepted accounting principles consistently applied, Tenant shall not be required to carry the insurance required under Sections 6.1(a) or (c) hereof):

             (a)         Comprehensive general liability insurance for any injury to person or property occurring on the Premises, naming as insureds Tenant, Landlord and Landlord's managing agent and Landlord's mortgagee(s), in amounts which shall, at the beginning of the term, be at least equal to the limits set forth in Section 1, and, from time to time during the term, shall be for such higher limits as are reasonably required by Landlord; and

             (b)        Worker's compensation insurance with statutory limits covering all of Tenant's employees working at the Premises; and

             (c)         A policy or policies of insurance covering Tenant's trade fixtures, equipment, signs, merchandise, inventory, personal property and leasehold improvements installed by Tenant, including, without limitation, floor covering and lighting equipment against loss or damage by fire, casualty, lightning, vandalism, malicious mischief, sprinkler leakage and the other risks from time to time included under all risk insurance and casualty available in the State in which the Premises are located, in amounts of the full replacement value of said items.

             (d)        During any period when Tenant elects to self insure rather than carry the insurance required under clauses (a) and (c) hereof as permitted under this Section 6.1, Tenant shall defend, indemnify, protect and hold Landlord (and Landlord's managing agent) harmless from and against all claims, loss, costs, damages and liabilities to the same extent as the insurance otherwise required under clauses (a) and (c) would have protected or insured Landlord or its managing agent against such matters.

             Section 6.2  Landlord's Insurance.  Landlord shall maintain throughout the Term:

             (a)         all risk fire and casualty insurance on a full replacement value basis, exclusive of footings and foundations, together with rental loss coverage and, if Landlord so elects, flood coverage to the extent the same is available, insuring the Building and with such deductibles, if any, as Landlord shall consider reasonably appropriate; and

             (b)        insurance against loss or damage from sprinklers and from leakage or explosions or cracking of boilers, pipes carrying steam or water, or both, pressure vessels or similar apparatus, in the so-called "broad form", in such amounts and with such deductibles as Landlord may consider reasonably appropriate, and insurance against such other hazards and in such amounts as may from time to time be required by any bank, insurance company or other lending institutions holding a mortgage on the Building; and

             (c)         during the period of construction of the Building, in lieu of the insurance required under Sections 6.2(a) and (b) above, Landlord shall carry a so-called “builder’s risk” policy on the Building in such amounts and with such coverages and deductibles as the holder of the first mortgage on the Building and Lot may require; and

             (d)        Comprehensive General Liability Insurance for injury to person or property of third person's occurring on the Premises in such amounts as Landlord may reasonably determine from time to time.

             Landlord shall have no obligation to insure Tenant's personal property or chattels, including, without limitation, Tenant's trade fixtures.

             Section 6.3  Tenant Reimbursement of Insurance Taken Out by Landlord. Landlord's costs incurred in providing the insurance provided pursuant to Section 6.2 and all other insurance which Landlord shall maintain on or with respect to the Premises from time to time (provided that any other insurance so carried by Landlord from time to time is comparable to the types of insurance carried by institutional owners of first class buildings in the so-called Boston-MetroWest area) but exclusive of the so-called builder's risk insurance maintained by Landlord under Section 6.2(c) shall be included in "Operating Costs" pursuant to Section 5 of this Lease for all purposes therein. If any policy of insurance carried by Landlord also covers properties in addition to the Property, then only the portion of the premium which is allocated to the Property shall be chargeable to Tenant as an Operating cost.

             Section 6.4  Requirements Applicable to Insurance Policies. All policies for insurance required under the provisions of Section 6.1 and 6.2 shall be obtained from responsible companies qualified to do business in the Commonwealth of Massachusetts and in good standing therein, which companies shall be subject to Landlord's approval. Tenant agrees to furnish Landlord with insurance company certificates of all such insurance and copies of the policies therefor prior to the beginning of the Term of this Lease and of each renewal policy at least ten (10) days prior to the expiration of the policy it renews. Each such policy shall be noncancellable with respect to the interest of Landlord and such mortgagees without at least ten (10) days' prior written notice thereto, except that the ten (10) day periods referred to herein shall be thirty (30) days if any holder of a mortgage on the Property so requires.  Landlord may carry any such insurance in the form of umbrella insurance and through so called "master" or "package" policies which cover more than one location.

             Section 6.5  Waiver of Subrogation. All insurance which is carried by either party with respect to the Premises or to furniture, furnishings, fixtures or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the Commonwealth of Massachusetts (even though extra premium may result therefrom) and without voiding the insurance coverage in force between the insurer and the insured party. On reasonable request, each party shall be entitled to have duplicates or certificates of policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

SECTION 7

Utilities; Park Common Expenses

             Section 7.1  Utilities. Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for electricity, and (to the extent not otherwise included in Operating Costs) other utilities used or consumed on the Premises by Tenant or any party claiming by, through or under Tenant, whether called charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. To the extent included in Landlord's Building Construction Work and Landlord's TI Work, Landlord shall install or arrange for the installation of utilities serving the Premises.  Tenant shall be responsible for all costs and expenses relating to installation, operation and maintenance voice data and telecommunications service to the Premises.  It is understood and agreed that Tenant shall make its own arrangements for obtaining service from such utilities and that Landlord shall not be liable for any interruption or failure in the supply of any such utilities to the Premises. If Tenant is not charged directly by the respective utility for any of such utilities or services, Tenant shall from time to time, within ten (10) days of Landlord's invoice therefor, pay to Landlord such charges and services from the utility company.

             Section 7.2  Park Common Expenses.

             (a)  The "Lot's Allocable Share" (as defined in Section 7.2(b))of the "Park Common Expenses" (as said term is hereinafter defined) shall be included in Operating Costs pursuant to Section 5 of this Lease.  As used herein, the term "Park Common Expenses" shall mean "Common Expenses" as said term is defined in the Park Covenants.  Landlord shall use diligent efforts to cause the owner of the Park Common Property to maintain and repair the Park Common Property insofar as it services the Property in good operating condition and repair.  As used herein, the term “Park Common Property” shall mean the "Infrastructure Easement Areas" and the "Common Land", as such terms are defined in the Park Covenants.

             (b)        As used in this Lease (including, without limitation, Sections 7.2 and 7.3 hereof), the term "Lot's Allocable Share" shall mean a percentage equal to that percentage which is attributable to the Property under the Park Covenants in determining the Property's share of Common Expenses under the Park Covenants.

SECTION 8

Landlord’s Covenants

             Section 8.1 Quiet Enjoyment. Tenant, on paying the rent and performing its obligations hereunder, shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to all the terms and provisions hereof.

             Section 8.2 Maintenance and Repair. Subject to the provisions of Section 10, Landlord shall (except as otherwise set forth in Article 9 of this Lease) maintain the roof, structure, foundation and exterior of the Building and all standard plumbing, electrical, mechanical, heating, ventilating and air conditioning systems installed by Landlord (but excluding all special or supplemental systems or equipment which is above Building Standard and installed by or for or used exclusively by Tenant, all systems serving the Premises exclusively and/or special systems installed by Tenant or by Landlord at Tenant's request, such as special computer room HVAC systems and the like), all insofar as they affect the Premises in good repair and tenantable condition and shall maintain and clean the common areas of the Property.  All costs and expenses sustained or incurred by Landlord in performing its obligations under this Section 8 shall be included in Operating Costs pursuant to Section 5 of this Lease.

             In addition, Landlord shall make all interior repairs made necessary as a result of a structural fault or failure, or by Landlord's negligence, default or failure to repair any exterior or structural defect, and such repairs shall not be included in Operating Costs.  Landlord shall maintain and keep in safe repair all sidewalks, driveways and common service and parking areas in the Leasehold Lot, which obligation shall include, without limitation, snowplowing, common and parking area lighting, replacement of parking lot light bulbs or lamps, sanding and sand removal, salting and salt removal, patching and resurfacing of paved areas, repair and replacement of entrance and exit signs, restriping of parking areas as needed and removal and disposal of trash and debris.  Landlord shall keep said outside areas adequately lighted for one (1) hour after Business Hours.  Landlord shall maintain and keep in good repair the sprinkler system located in the Building.

             Section 8.3 Electricity  Electricity used or consumed in the Premises shall be separately metered or check metered and all utility charges for lights and plugs serving the Premises shall be billed directly to, and paid by, Tenant.  If in Landlord's reasonable judgment, Tenant's use of electricity, water or sewer service in excess of normal office usage shall result in an additional burden on the Building's utility systems or additional cost on account thereof, as the case may be, Tenant shall upon demand, as Additional Rent under this Lease, reimburse Landlord for all additional costs related thereto.  Landlord, at Tenant's expense, shall replace and install all ballasts, lamps and bulbs (including, but not limited to, incandescent and fluorescent) used in the Premises. All such replacements shall be of a type, color and size as shall be designated by Landlord.  Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character, or supply of electricity or other utility services are changed or are no longer available or suitable for Tenant's requirements.

             Section 8.4 HVAC.  All utility charges for any supplemental air conditioning, heating and ventilation systems servicing the Premises exclusively shall be billed directly to, and paid by Tenant.  Tenant shall pay for any and all charges, costs and expenses associated with the use, repair, maintenance and replacement of any supplemental air conditioning, heating and ventilation system servicing the Premises exclusively with the exception of Supplemental HVAC Service as set forth above.  Landlord shall, on Business Days and generally during Business Hours furnish heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for common areas of the Building, and the costs and expenses sustained or incurred by Landlord in providing such services shall be included in Operating Costs.  If Tenant shall require heating, ventilation or air conditioning service on other than Business Days or during other than Business Hours, Tenant may request that Landlord provide such service and Tenant shall reimburse Landlord for all reasonable costs and expenses sustained or incurred by Landlord in connection with providing such additional service as Additional Rent under this Lease.  In the event Tenant introduces into the Premises personnel or equipment which overloads the capacity of the Building system or in any other way interferes with the system’s ability to perform adequately its proper functions, or which affects the temperature otherwise maintained by the air-conditioning system, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, at Tenant’s expense.

             Section 8.5 Cleaning.  With respect to the common areas of the Building and the Premises, Landlord shall provide cleaning and janitorial services as more particularly described in Exhibit A-7 attached hereto for said portions of the Building (Monday through Friday on Business Days only) commensurate with industry standards for office buildings comparable to the Building located in Framingham, Massachusetts.

             Section 8.6 Interruptions.

             (a)         Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from power losses or shortages or from interruption, suspension or stoppage of any utility (where necessary or deemed advisable by Landlord) or from the necessity of Landlord's entering the Premises for any of the purposes authorized by this Lease or for repairing the Premises or any portion of the Property (but in making any such entry or repair, Landlord  shall use good faith efforts to minimize interference with Tenant’s use of the Premises).  In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other obligation to be performed on Landlord's part, by reason of any cause, (i) Landlord shall not be liable to Tenant therefor (except that this clause (i) shall not operate to limit Landlord’s liability for such prevention or delay except where the cause therefor was beyond the reasonable control of Landlord and resulted from a default by Landlord under this Lease not cured within applicable notice and grace periods), (ii) nor (except as otherwise provided in Section 11.8 hereof) shall Tenant be entitled to any abatement or reduction of rent by reason thereof, (iii) nor shall the same give rise to any claim by Tenant that such failure constitutes actual or constructive, total or partial, eviction from the Premises provided, however, that nothing in this sentence shall be deemed to limit Tenant from making an independent claim against Landlord for damages on account of any default by Landlord under this Lease.  Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unreasonable inconvenience to Tenant by reason thereof. Landlord also reserves the right to institute such policies, programs and measures as may be reasonably necessary, required or expedient for the conservation or preservation of energy or energy services or as may be reasonably necessary or required to comply with applicable codes, rules, regulations or standards. In so doing, Landlord shall make reasonable efforts to avoid unreasonable inconvenience to Tenant by reason thereof.  To the extent within its reasonable control, Landlord shall use good faith efforts to promptly restore any services or utilities curtailed or suspended pursuant to this Section 8.6.

             Section 8.7 Landlord's Indemnity. Subject to the provisions of Sections 6.5, 9.7 and 13.4 of this Lease, Landlord shall defend, with counsel approved by Tenant, which approval will not be unreasonably withheld, conditioned or delayed, all actions against Tenant or any stockholder, officer, director or employee of Tenant ("Tenant's Indemnified Parties") with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by Law, all of Tenant's Indemnified Parties from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from injury to or death of any person, or damage to or loss of any property of third persons caused by any misconduct or negligent act, fault or omission of Landlord or its partners, trustees, stockholders, officers, directors, members or beneficiaries or Landlord's agents, employees, contractors or subcontractors, except to the extent caused by the negligence, fault, acts or omissions of Tenant or the negligence, fault, acts or omissions of Tenant's employees, agents, directors, contractors or invitees.

             Section 8.8 Representations and Warranties.  The following representations and warranties are made for the benefit of Tenant:

             (a)         If Landlord is a corporation or limited liability company, Landlord represents and warrants that Landlord is duly organized, validly existing, in good standing in the Commonwealth of Massachusetts, and has all requisite power and authority to own and lease property and conduct business in the Commonwealth of Massachusetts where the Premises are located, and each individual executing this Lease on behalf of Landlord represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Landlord;

             (b)        Landlord represents and warrants that this Lease is binding on Landlord in accordance with its terms;

             (c)         Landlord represents and warrants that as of the date of execution and delivery of this Lease by Landlord, Landlord is the owner and holder of the fee interest in the Fee Lot and the Lessee's interest under the Ground Lease with respect to the Leasehold Lot subject to the Title Exceptions.

SECTION 9

Tenant's Covenants; Law

             Section 9.1  Use. Tenant shall use the Premises only for the Permitted Uses and shall from time to time procure all licenses and permits necessary therefor at Tenant's sole expense but nothing contained herein shall limit or impair Landlord's obligations under Section 3.1 hereof.

             Section 9.2  Repair and Maintenance. Except as otherwise provided in Sections 8 and 10, Tenant shall keep the Premises, including all plumbing, electrical, heating, air conditioning and other systems therein, in good order, condition and repair and in at least as good order, condition and repair as they are in on the Term Commencement Date or may be put in during the Term, reasonable use and wear and damage by fire or other casualty only excepted. Tenant shall make all repairs and replacements and do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen. Tenant shall keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises.

             Tenant shall also make all repairs (whether interior, exterior, structural, non-structural, ordinary or extraordinary) to the Premises or any portion of the Property or the fixtures therein or appurtenances thereto made necessary by the negligence of Tenant or Tenant's agents, employees, customers or invitees, damage by fire or other casualty only excepted.

             Section 9.3  Compliance with Law and Insurance Requirements. Tenant shall be required to make all repairs, alterations, additions or replacements to the Premises, whether structural or non-structural, and shall keep the Premises equipped with all safety appliances so required by any law, ordinance, order or regulation, whenever adopted, which is required due to (a) failure of the design of work or improvements shown on Tenant's Plans to comply with any such law, ordinance, order or regulation (including, without limitation, errors, omissions and incompleteness in or of Tenant's Plans or in the directions of Tenant's architect), (b) any particular use or particular manner of use of the Premises by Tenant, (c) any alteration, addition, repair or replacement made by Tenant or (d) the so-called Americans With Disabilities Act (the "ADA"), except insofar as such ADA noncompliance occurs due to a failure of Landlord's Building Construction Work to comply under the ADA as in effect at the time Landlord shall obtain the building permit applicable to Landlord’s Building Construction Work and except further that if (i) such ADA noncompliance occurs due to modifications of the ADA subsequent to the date of the building permit for Landlord's Building Construction Work, (ii) such ADA modifications, as then applied to circumstances in the Building, require that Landlord make such changes uniformly and generally throughout the entire Building at such time (as opposed to changes which, for example, might be required at a later date or changes which are unique to Tenant or the Premises), (iii) the need for such changes within the Premises is not otherwise triggered or caused by any matter otherwise described in clauses (a), (b) or (c) hereinabove of this Section 9.3, or due to the nature of Tenant’s business at the Premises and (iv) such ADA noncompliance does not relate to or include any failure of Tenant’s Plans to originally comply with the ADA, then Tenant shall not be responsible for such ADA noncompliance but all of the Landlord’s costs to make modifications to the Building or Property (including, without limitation, the Premises) as a result of such ADA noncompliance shall be included in Landlord’s Operating Costs under this Lease based on the annual amortization of such costs (determined by the useful life of the modifications as reasonably determined by Landlord’s accountants using generally accepted accounting principles).  In addition, to the extent that any law, ordinance, rules or regulation adopted after the date of Landlord's building permit for Landlord's TI Work, requires that any other repairs, alterations, additions or replacements to the Premises, whether structural or non-structural, be made, or that safety appliances be installed, in addition to those which, under the preceding provisions of this Section 9.3, are the responsibility of the Tenant (any such item being called a "Subsequent Law Related Changes"), Landlord shall be responsible for completion of the same and Tenant shall pay only a portion of the reasonable cost of making any such Subsequent Law Related Change equal to a fraction, the numerator of which shall be the number of years (including partial years) remaining in the term of this Lease (including any extension options which are available to be exercised) and the denominator of which is the useful life of the Subsequent Law Related Change as determined by Landlord's accountants in accordance with generally accepted accounting principles consistently applied.  Tenant shall not dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage or other waste disposal system serving the Property, or generate or store (except for use and storage of limited quantities of hazardous substances in connection with the Permitted Uses but subject to and in compliance with applicable law) or dispose of hazardous substances in, on or under the Property or dispose of hazardous substances from the Property to any other location without the prior written consent of Landlord and then only in compliance with the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq., the Massachusetts Hazardous Waste Management Act, M.G.L.c.21C, as amended, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L.c. 21E, as amended, and all other applicable codes, regulations, ordinances and laws. Tenant shall notify Landlord of any incident of which it has knowledge which would require the filing of a notice under Chapter 232 of the Acts of 1982 and shall conduct its business and use the Premises and Property so as to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises. "Hazardous Substances" as used in this Section shall mean "hazardous substances" as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 and regulations adopted pursuant to said Act.  Landlord has disclosed to Tenant that the Leasehold Lot and also the Entire Leasehold Lot as well as portions of the Park were a part of the former Landfill of the Town of Framingham, Massachusetts (the "Town") and that the Town has been ordered to effect a closure of such Landfill Areas by the Executive Office of Environmental Affairs, Department of Environmental Protection (the "DEP").  Tenant agrees that Landlord, or others, shall be permitted to perform the work with respect to closure of the Landfill Areas on the Leasehold Lot and the Entire Leasehold Lot and any other work related to the closure of the Landfill Area as contemplated by the Agreement (the "Collateral Agreement") dated August 15, 1980 between the Town and Bank of Boston.  Landlord agrees to indemnify and hold Tenant harmless from and against claims, loss, cost or liability relating to the release, or threat of release, of Hazardous Substances located on or under the Property exclusive of Hazardous Substances which are released, or threatened to be released, upon the Property by Tenant or by any party claiming by, through or under Tenant.  As used herein, the term “Entire Leasehold Lot” shall mean the Land described in the Ground Lease.

             Landlord may, if it so elects (and if Tenant fails to do so within thirty (30) days after notice thereof from Landlord), make any of the repairs, alterations, additions or replacements required of Tenant in this Section 9 which affect the Building structure or the Building systems, and as Additional Rent Tenant shall reimburse Landlord for the reasonable cost thereof on demand.

             Tenant will provide Landlord, from time to time upon Landlord's request, with all records and information regarding any Hazardous Substance maintained on the Premises by Tenant.

             Landlord shall have the right at reasonable times and upon reasonable prior notice (one (1) days notice being reasonable) to make such inspections as Landlord shall reasonably elect from time to time to determine if Tenant is complying with this Section.  The cost of such inspections shall be borne by Landlord except in those cases in which an inspection discloses a need to make any material repair, alteration, addition or replacement for which Tenant (or those claiming by, through or under Tenant) is responsible or discloses any material violation or threatened material violation of this Lease by Tenant or those claiming by, through or under Tenant.

             Tenant shall comply promptly with the reasonable recommendations of any insurer, foreseen or unforeseen, ordinary as well as extraordinary, which may be applicable to the Premises, by reason of Tenant's use thereof. In no event shall any activity be conducted by Tenant on the Premises which may give rise to any cancellation of any insurance policy or make any insurance unobtainable.

             Section 9.4  Tenant's Work. Tenant shall not make any structural, mechanical, electrical, plumbing, or HVAC installations, alterations, additions or improvements in or to the Premises or the Property, including, without limitation, any apertures in the walls, partitions, ceilings or floors, without on each occasion obtaining the prior written consent of Landlord, which consent will, not be unreasonably withheld or delayed with respect to non-structural, non-mechanical and non-electrical changes or alterations.  (Provided, however, that Tenant may make non-structural alterations having an aggregate cost of completion of less than $10,000.00 without first obtaining Landlord's consent). Under no circumstance shall Tenant be permitted to make any additions, improvements or installations on any portion of the Property (other than the Premises in accordance with the Provisions hereof). Any such work so approved by Landlord (and any other work performed by Tenant which does not require approval) shall be performed only in accordance with plans and specifications therefor approved by Landlord. Tenant shall procure at Tenant's sole expense all necessary permits and licenses before undertaking any work on the Premises and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and with all applicable insurance requirements. Tenant shall keep the Premises at all times free of liens for labor and materials and shall immediately remove and discharge (by bonding or otherwise) any mechanic’s lien or other lien filed against the Premises in any way related to any work by Tenant or its agents, sublessees, licensees, contractors, subcontractors, materialmen and the like. Tenant shall employ for such work only reputable, qualified contractors and shall require all contractors employed by Tenant to carry worker's compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering such contractors on or about the Premises in amounts that at least equal the limits set forth in Section 1 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work except if such injury, loss, claim or damage arose due to the negligence of Landlord or its contractors, employees or agents. Landlord may inspect the work of Tenant at reasonable times and give notice of observed defects.  Tenant shall not be required to, upon expiration or earlier termination of the Term of this Lease, remove any alteration, addition or improvement in the Premises if, and to the extent, that the original installation thereof did not require the consent of Landlord under the provisions of this Section 9.4; provided, however, that, in all events, Tenant shall remove all of its business equipment and trade fixtures upon expiration or termination of this Lease.  Tenant shall not be required to remove any alteration, addition or improvement which it makes in or to the Premises under the provisions of Section 9.4 and which require the prior consent of the Landlord unless at the time of such consent in writing Landlord also advises Tenant in writing that Tenant shall be required to remove such alteration, addition or improvement upon expiration or earlier termination of the Term.

             Section 9.5  Indemnity. Tenant shall defend, with counsel approved by Landlord (which approval will not be unreasonably withheld), all actions against Landlord, any partner, trustee, member, stockholder, officer, director, employee or beneficiary of Landlord, holders of mortgages secured by the Building and any other party having an interest in the Property ("Landlord's Indemnified Parties") with respect to, and shall pay, protect, indemnify, defend and save harmless, to the extent permitted by law, all Landlord's Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (a) injury to or death of any person, or damage to or loss of property arising from the acts or omissions of Tenant or Tenant's agents, servants, employees or contractors, occurring in or about the Premises or the Property, or connected with the use, condition or occupancy of any portion thereof unless caused by the negligence or willful misconduct of Landlord's Indemnified Parties, or (b) any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees or invitees.  Landlord shall defend, with counsel approved by Tenant, which approval will not be unreasonably withheld, all actions against Tenant or any stockholder, officer, director or employee of Tenant (“Tenant’s Indemnified Parties”) with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by Law, all of Tenant’s Indemnified Parties from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from injury to or death of any person, or damage to or loss of any property of third persons caused by any misconduct or negligent act, fault or omission of Landlord or its partners, trustees, stockholders, officers, directors, members or beneficiaries or Landlord's agents, employees, contractors or subcontractors, except to the extent caused by the negligence of Tenant or Tenant's agents, servants, employees or invitees.

             Section 9.6  Landlord's Right to Enter. Tenant shall permit Landlord and its agents to enter into the Premises at reasonable times and upon reasonable notice (one days notice being deemed reasonable, except in the case of emergency where no advance notice shall be necessary) to examine the Premises at reasonable intervals for reasonable purposes, make such repairs and replacements and perform such services as Landlord may be required to make under this Lease, without however, any obligation to do so, and show the Premises to prospective purchasers and lenders, and, during the last year of the term, to show the Premises to prospective tenants and to keep affixed in suitable places notices of availability of the Premises.

             Section 9.7  Personal Property at Tenant's Risk. All furnishings, fixtures, equipment, effects and property of every kind of Tenant and of all subtenants and occupants of the Premises on the Property, shall be at the sole risk and hazard of Tenant and such subtenant or occupant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage shall be charged to or to be borne by Landlord. Tenant shall insure Tenant's personal property.

             Section 9.8  Payment of Cost of Enforcement. Tenant shall pay, on demand, Landlord's reasonable expenses, including reasonable attorney's fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 11.4.  Landlord shall pay, on demand, Tenant's reasonable expenses, including reasonable attorney's fees, incurred in enforcing any obligation of Landlord under this Lease or in curing any default of Landlord in accordance with Section 11.8 of this Lease.

             Section 9.9  Yield Up. At the expiration of the term or earlier termination of this Lease, Tenant, any Subtenant or licensee of Tenant, or any person or entity claiming by, through or under Tenant shall surrender all keys to the Premises, remove all of its trade fixtures and personal property in the Premises, remove (except as otherwise provided in Section 9.4) such installations and improvements made by Tenant as Landlord may request and all Tenant's signs wherever located, repair all damage caused by such removal and yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such installations or improvements made by Tenant as Landlord shall request Tenant to remove, subject, however, to Section 9.4) broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises under this Lease, ordinary wear and tear, damage by fire and casualty and damage caused by the negligent acts or omissions of Landlord, its agents, employees, contractors and subcontractors excepted (but Tenant shall nevertheless be required to make repairs and replacements and perform maintenance even where the need therefor due to ordinary wear and tear). Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the reasonable cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the term and prior to Tenant's performance of its obligations under this Section 9.9.

             Section 9.10  Estoppel Certificate. Upon not less than five (5) Business Days' prior notice by Landlord, which notice may be given from time to time, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying whether this Lease is unmodified and in full force and effect and whether, except as stated therein, Tenant has no knowledge of any defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid and a statement that Landlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail) and such other data and information as may be required by Landlord or any proposed or existing mortgagee or purchaser of the Property in their customary form. Without limitation of the foregoing, Tenant shall, within five (5) Business Days after the written request of Landlord, execute and deliver to Landlord (or any purchaser or mortgagee) an Estoppel Certificate in the form of Exhibit A-11 (with all blanks completed as applicable). Any such statement delivered pursuant to this Section 9.10 may be relied upon by any prospective purchaser or any existing or future mortgagee of the Building.

             Section 9.11  Rules and Regulations.  Tenant shall comply with all Rules and Regulations set forth in Exhibit A-10 and all amendments and modifications thereto and all other rules and regulations from time to time promulgated by Landlord with respect to the Property.

             Section 9.12  Park Covenants and Restrictions.  Tenant shall comply with the Park Covenants attached hereto as Exhibit A-14 the Cross-Easement and any amendments to either of them.

             Section 9.13  Holding Over. Tenant shall vacate the Premises immediately upon the expiration or sooner termination of this Lease. If Tenant retains possession of the Premises or any part thereof after the expiration or termination of the term without Landlord's express consent, Tenant shall pay Landlord monthly rent at 150% of the Annual Fixed Rent (which was in effect on the date of expiration or earlier termination of the Term) specified in Section 1 and 150% of all Additional Rent payable under this Lease in effect on the date of expiration or earlier termination of this Lease for the time Tenant thus remains in possession and, in addition thereto, Tenant shall, if Tenant holds over after the date of expiration or earlier termination of the Term of the Lease, pay Landlord for all damages, consequential as well as direct, sustained by reason of Tenant's retention of possession. The provisions of this Section do not exclude Landlord's rights of re-entry or any other right hereunder, including without limitation, the right to refuse 150% of the monthly rent and instead to remove Tenant through summary proceedings for holding over beyond the expiration of the Term of this Lease.

             Section 9.14  Assignment and Subletting. Tenant shall not, except as otherwise expressly permitted under this Section 9.14) assign, transfer, mortgage or pledge this Lease or grant a security interest in Tenant's rights hereunder or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant, provided, however, that Landlord will not unreasonably withhold or delay its consent to any assignment of this Lease or any subletting of all or any part of the Premises subject, however, to all of the terms and conditions hereof and of the Lease. Any merger, consolidation or other similar reorganization (collectively, a "Merger") involving Tenant shall be deemed to be an assignment for purposes of this Section 9.14. Any attempted assignment, transfer, mortgage, pledge, grant of security interest, sublease or other encumbrance, except with prior written approval thereof from Landlord, shall be void (except that an assignment by virtue of a Merger shall not be void but shall, nevertheless, constitute a breach of this Section if Landlord does not consent thereto). No assignment, transfer, mortgage, grant of security interest, sublease or other encumbrance, whether or not approved, and no indulgence granted by Landlord to any assignee or sublessee, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder, and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord's approval in any other case.

             If for any assignment or sublease Tenant shall receive rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the Annual Fixed Rent and Additional Rent on account of Real Estate Tax Escalations and Operating Cost Escalations called for hereunder (or in the case of the sublease of part, in excess of such Annual Fixed Rent and Additional Rent on account of Real Estate Tax Escalations and Operating Cost Escalations allocable to the part) Tenant shall pay to Landlord, as Additional Rent, Fifty (50%) Percent of the Overages (as said term is hereinafter defined) received by Tenant, promptly after its receipt.  As used herein, the term “Overages” shall mean all amounts (“Gross Rents”) received by Tenant in excess of (a) Annual Fixed Rent plus (b) Additional Rent on account of Real Estate Tax Escalations and Operating Cost Escalations (and any other payments of Additional Rent due from Tenant hereunder exclusive of sums due Landlord under Sections 11.4, 11.7 and exclusive of all costs and expenses payable by Tenant related to Landlord's exercise of any rights or remedies under this Lease, including, without limitation, court costs and reasonable attorneys' fees) for the same period attributable to the space sublet or assigned, after deducting from such Gross Rents the following costs, amortized and spread over the balance of the Term of this Lease, in the case of an assignment, and over the term of the sublease, in the case of any sublease:  (i) the cost of any broker’s commission, advertising or marketing expense paid by Tenant with respect to the subletting or assignment; (ii) the cost of any improvements made to the subleased space by Tenant, at Tenant’s expense as special tenant improvements for the sublessee pursuant to the terms of such sublease; and (iii) Tenant’s reasonable legal fees incurred in negotiating and preparing the sublease or assignment in question.  Termination of this Lease shall terminate all right of Tenant to share in or receive any Overages and Landlord, alone, shall be entitled to receive and retain One Hundred (100%) Percent of all such Overages, sublease rents and other payments.

             Landlord agrees that it will consent to an assignment of this Lease (i) by operation of law as a result of the merger or consolidation of Tenant into an entity which, after giving effect to such merger and consolidation, has a net worth and financial condition at least equal to the net worth and financial condition of Tenant immediately prior to such merger or consolidation and (ii) to any entity which simultaneously therewith acquires all of the assets of Tenant for the purpose of continuing Tenant’s business as a going concern engaged in the business that is being conducted on the Premises by Tenant immediately prior to such acquisition and which has a net worth and financial condition which, after giving effect to such acquisition, is at least equal to the net worth and financial condition of Tenant immediately prior to such acquisition, provided that any such assignee (whether by merger, consolidation or assignment) first assumes in full the obligations of Tenant under this Lease.

             Any assignment or subletting, whether or not consented to by Landlord, shall only be for the Permitted Uses.  In no event shall any assignment be binding up Landlord unless Tenant shall deliver to Landlord an instrument, in recordable form, which contains a covenant of assumption by the assignee running to the Landlord and all persons claiming by through or under the Landlord.  Neither the approval of any such assignment or sublease nor the acceptance of any such assignment or sublease shall, in any way, release or discharge Tenant from its liability as Tenant hereunder notwithstanding such assignment or sublease.  Tenant shall promptly furnish to Landlord a conformed copy of any sublease effected under the terms of this Section 9.14. Tenant shall reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with any request by Tenant for approval of any assignment or sublease.

             Landlord agrees to respond to any request by Tenant for approval of any assignment or subletting within twenty one (21) days after Tenant has furnished to Landlord in writing, (i) the name of the proposed assignee or subtenant, (ii) such information as to its financial responsibility and standing as Landlord may reasonably require and (iii) all terms and provisions relating to the Lease upon which the proposed assignment or subletting is to be made.

             If Landlord fails to respond to such request within such twenty one day (21) period and such failure shall continue for more than five (5) business days after Landlord actually receives notice thereof from Tenant, then Landlord shall be deemed to have approved the sublease or assignment in question but, in all cases, Tenant shall remain fully and primarily liable under the Lease.

             Any entity which receives an assignment of the Tenant's interest under this Lease which is either expressly permitted without Landlord's consent or to which Landlord, in fact, consents, is hereinafter referred to as a "Permitted Assignee".

             Section 9.15  Overloading and Nuisance. Tenant shall not injure, overload, deface or otherwise harm the Premises, commit any nuisance, permit the emission of any objectionable noise, vibration or odor, make, allow or suffer any waste or make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord's insurance.

             Section 9.16  Prevailing Party/Attorneys’ Fees.  In the event of any litigation or arbitration between Landlord and Tenant, the prevailing party shall be entitled to receive from the other, the amount of its reasonable out-of-pocket legal fees and expenses incurred in connection therewith.

SECTION 10

Casualty or Taking

             Section 10.1  Abatement of Rent.  If the Premises shall be damaged by fire or casualty or by action of public or other authority in consequence thereof, Annual Fixed Rent and Additional Rent payable by Tenant shall abate proportionately for the period in which, by reason of such damage, there is material interference with Tenant's use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant's use of all or a portion of the Premises, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises to the condition in which they were prior to such damage.  If the Premises shall be affected by any exercise of the power of eminent domain, Annual Fixed Rent and Additional Rent payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant.

             Section 10.2  Landlord's Right Of Termination.  If the Premises or the Building are damaged by fire or other casualty, Landlord shall cause an independent contractor selected by it to make a written estimate (the "Estimate") of the amount of time normally required in the ordinary course to perform and substantially complete the restoration of the damage in question, and a copy of the Estimate shall be furnished to both Landlord and Tenant within sixty (60) days after the date of such casualty.  If (a) the Premises or the Building are substantially damaged by fire or other casualty or by action of public or other authority in consequence thereof (the term "substantially damaged" meaning damage of such a character that the same cannot, in ordinary course and as set forth in the Estimate, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence), or (b) any mortgagee then holding a mortgage on the Property, or on any interest of Landlord therein, should require that insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or (c) a material uninsured fire or other casualty or loss to the Building should occur or (d) if any material part of the Building is taken by any exercise of the right of eminent domain or should be sold in lieu thereof or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority, then Landlord shall have the right to terminate this Lease (even if Landlord's entire interest in the Premises may have been divested) by giving notice of Landlord's election so to do within 90 days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate 30 days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

             Section 10.3  Restoration; Tenant's Right of Termination.  (a) If the amount of time normally required to perform and substantially complete such restoration in the ordinary course as set forth in the Estimate exceeds 180 days from the time repair work would commence, then Tenant shall have the right to terminate this Lease effective as of the date of Tenant's Termination Notice, such right to be exercised, if at all, by written notice (a "Tenant's Termination Notice") to Landlord within fifteen (15) days after Tenant's receipt of the Estimate.  Failure of Tenant to exercise such right of termination within the time and manner herein provided shall constitute a waiver of such right by Tenant, time being of the essence.  Any termination of this Lease by Tenant pursuant to this Section 10.3(a) shall have the same force and effect as if such date were the date originally established as the date of expiration of the Lease.

             (b) If this Lease shall not be terminated pursuant to Section 10.2 or 10.3(a), Landlord shall thereafter use due diligence to restore the Premises to proper condition for Tenant's use and occupation, provided that Landlord's obligation shall be limited to the amount of insurance proceeds or condemnation awards made available to Landlord therefor.  If, for any reason, such restoration shall not be substantially completed within six months after the expiration of the ninety (90) day period referred to in Section 10.2, Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended).  Upon the giving of such notice, this Lease shall cease and come to an end without further liability or obligation on the part of either party unless, within such thirty (30) day period, Landlord substantially completes such restoration.  Such right of termination shall be Tenant's sole and exclusive remedy at law or in equity for Landlord's failure to complete such restoration.

             Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage from fire or other casualty or the repair thereof.  Tenant understands that Landlord will not carry insurance of any kind on Tenant's improvements, alterations, furniture or furnishings or on any fixtures or equipment removable by Tenant under the provisions of this Lease, and that Landlord shall not be obligated to repair any damage thereto or replace the same.  If Tenant desires any other or additional repairs for restoration and if Landlord consents thereto, the same shall be done at Tenant's expense.  Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to alterations, additions, improvements or decorations provided by Landlord either directly or through an allowance to Tenant.

             Section 10.4  Award.  Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of any taking by exercise of the power of eminent domain or any sale in lieu thereof or by reason of anything done in pursuance of public or other authority, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any separate condemnation proceedings a claim for the value of any of Tenant's Removable Property installed in the Premises by Tenant at Tenant's expense and for relocation expenses; provided, that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority and shall be prosecuted in a proceeding separate and apart from Landlord.

             Section 10.5  Temporary Taking.  In the event of taking of the Premises or Property or any part thereof for temporary use by the exercise of any governmental power, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant's obligations under this Lease with respect to surrender of the Premises and upon such payment shall be excused from such obligations.

             Section 10.6  No Liability On Account Of Injury To Business, Etc.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant or resulting in any way from damage from fire or other casualty or the repair thereof and Tenant understands and agrees that Landlord shall in no event be responsible for the repair or replacement of any furniture or furnishings or any fixtures or equipment removable by Tenant under the provisions of this Lease.  If Tenant desires any other or additional repairs or restoration and if Landlord consents thereto, the same shall be done at Tenant's expense.  Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage whether carried by Landlord or Tenant, for damage to the Premises and any alterations or improvements thereto.  Upon any expiration or earlier termination of this Lease, any insurance proceeds not theretofore applied to the cost of restoration shall be paid to Landlord.  Tenant acknowledges that the fire and extended coverage insurance carried by Landlord shall not extend to Tenant's personal property, including inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant and that Tenant shall be responsible for carrying all risk insurance on all such personal property, trade fixtures, floor coverings, furniture and other property removable by it.

SECTION 11

Default

             Section 11.1  Events of Default. If any of the following events (“Event or Events of Default”):

             (a)         Tenant shall default in the performance of any of its obligations to pay the Annual Fixed Rent, Additional Rent or any other sum payable hereunder and if such default shall continue for five (5) days after notice thereof;

             (b)        Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant's part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity;

             (c)         If any assignment for the benefit of creditors shall be made by Tenant;

             (d)        If Tenant's leasehold interest shall be taken on execution or other process of law in any action against Tenant;

             (e)         If a lien or other involuntary encumbrance is filed against Tenant's leasehold interest, and is not discharged within thirty (30) days thereafter (or within such shorter period within which the same must be discharged under the terms of any first mortgage on the Premises);

             (f)         If a petition is filed by Tenant for liquidation, or for reorganization or an arrangement or any other relief under any provision of the Bankruptcy Code as then in force and effect; or

             (g)        If an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant and such involuntary petition is not dismissed within sixty (60) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof in the name of the whole, or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights (including, without limitation, rights of redemption, if any) to the extent such rights may be lawfully waived. Landlord, without notice to Tenant, may store Tenant's effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

             Section 11.2  Remedies.

             (a)         In the event of any termination under any of the provisions in Section 11.1, as additional and cumulative obligations after any such termination, Tenant shall also pay punctually to Landlord as current charges all the sums and shall perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence, Tenant shall be credited with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord's reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term hereof and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant's liability as aforesaid.

             (b)        At any time after this Lease is terminated under any of the provisions contained in this Section 11, whether or not Landlord shall have collected any current damages under Section 11.2(a), as liquidated final damages and in lieu of all such current damages under Section 11.2(a) beyond the date of any demand under this Section 11.2(b) by Landlord, Tenant shall pay to Landlord, upon demand, an amount equal to the present value (using a discount rate of 11%) of the excess, if any, of the total Annual Fixed Rent, Additional Rent and other sums which would be payable under this Lease from the date of such demand (assuming that, for purposes of this paragraph, annual payments by Tenant on account of taxes, insurance premiums, Park Common Expenses and expenses under Section 8.2 would be the same as the payments required in the immediately preceding twelve (12) month period) for what would be the then unexpired term of the Lease if the same had remained in effect, over the fair market rental value of the Premises for the same period. In calculating the amount to be paid by Tenant pursuant to this Section 11.2(b), Tenant shall be credited with any rental payments made by Tenant allocable to the period after the date of demand made by Landlord under this Section 11.2(b) but such credit shall be allowed only after all sums due under this Lease for the period prior to such demand have been paid in full.

                           Landlord agrees that following any termination of this Lease under this Section 11, it will use good faith efforts to re-let the Premises.

             Section 11.3  Remedies Cumulative. Except as otherwise expressly provided herein, any and all rights and remedies which Landlord may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time to the greatest extent permitted by law.

             Section 11.4  Landlord's Right to Cure Defaults. At any time following thirty (30) days' prior notice to Tenant (except in cases of emergency when no notice shall be required), Landlord may (but shall not be obligated to) cure any default by Tenant under this Lease, and whenever Landlord so elects, all reasonable costs and expenses incurred by Landlord, including reasonable attorneys' fees, in curing a default shall be paid by Tenant to Landlord as additional rent on demand, together with interest thereon at the rate provided in Section 11.7 from the date of payment by Landlord to the date of payment by Tenant.

             Section 11.5  Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise operate to permit the same or similar acts or omissions except as to the specific instance. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord or of any of Landlord's remedies on account thereof, including its right of termination for such default.

             Section 11.6  No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due. Any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge shall not be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy under this Lease or otherwise.

             Section 11.7  Interest on Overdue Sums. If Tenant fails to pay Annual Fixed Rent, Additional Rent or any other sum payable by Tenant to Landlord by the due date thereof (i.e., the due date disregarding any requirement of notice from Landlord or an period of grace allowed to Tenant), the amount so unpaid shall bear interest at a variable rate (the "Delinquency Rate") equal to five percent (5%) in excess of the base rate (prime rate) of Fleet Bank (or any other commercial banking institution in Boston, Massachusetts designated by Landlord if Fleet Bank shall cease to exist or publish a prime rate) from time to time in effect commencing with the due date and continuing through the day on which payment of such delinquent payment with interest thereon is paid. If such rate is in excess of any maximum interest rate permissible under applicable law, the Delinquency Rate shall be the maximum interest rate permissible under applicable law.

             Section 11.8  Tenant’s Right to Cure Defaults.  If (a) Landlord should default in performing or complying with any of its obligations under Section 8 of this Lease entitled “Landlord Covenants” or Sections 6.2(a) or (b), (b) as a result thereof, Tenant’s use and enjoyment of the Premises is materially adversely affected thereby and (c) within thirty (30) days after receipt of notice of such default, Landlord fails to remedy such default or if such default reasonably requires more than 30 days to cure, Landlord fails to promptly commence such cure and thereafter, fails to diligently pursue the curing of such default to completion, Tenant shall, during and so long as Landlord’s failure to commence or continue to cure such default is continuing, have the right to perform such work as is reasonably necessary to cure such default on Landlord’s behalf and Landlord shall, within ten (10) days after demand, reimburse Tenant for the cost of performing such work together with interest thereon at the rate provided in Section 11.7.  If Landlord should fail to reimburse Tenant for the cost referred to herein within ten (10) days after written demand therefor and such failure continues for more than ten (10) days after receipt of notice thereof, Tenant shall have the further right to offset and deduct any such costs and interest against annual fixed rent and other charges payable by Tenant under this Lease provided, further, however, that if Landlord has disputed the existence of any such default or the need for any such action on the part of Tenant hereunder or the amount claimed due by Tenant hereunder (collectively "Section 11.8 Disputes"), then, and in any such event, Tenant may only offset and deduct the amounts not in dispute.  Either Landlord or Tenant shall have the right to refer Section 11.8 Disputes to arbitration in accordance herewith; provided, however, that the party so desiring arbitration gives written notice thereof to the other party within five (5) days after knowledge of the dispute and proceeds to file an arbitration proceeding within fifteen (15) days after the giving of such notice.  Any such arbitration shall be conducted by the American Arbitration Association sitting in Boston, Massachusetts and shall be conducted in accordance with the rules in obtaining of the American Arbitration Association.  The judgment upon any arbitration decision rendered hereunder may be entered by any court having jurisdiction thereof and shall be binding and conclusive upon the parties.  Upon receipt of a final non-appealable judgment (or decision in arbitration) in favor of Tenant with respect to any disputed amounts, Tenant may then also offset and deduct the amount set forth in such final non-appealable judgment which is awarded to Tenant if, within ten (10) days after written notice thereof, Landlord fails to make payment thereof.  Notwithstanding the foregoing to the contrary, (i) in no event may Tenant offset or deduct an amount in excess of $50,000.00 during any consecutive twelve (12) month period, (b) no offset or deduction right afforded Tenant hereunder shall be effective as against the holder of any first mortgage from time to time on the Property and (c) the holder of any first mortgage which acquires directly (or through an affiliated entity) the Property as a result of foreclosure of its mortgage (including foreclosure by power of sale) or by deed in lieu of foreclosure, shall not have any obligation to Tenant for any unpaid sums under this Section 11.8.

SECTION 12

Mortgages

             Section 12.1  Rights of Mortgage Holders. No Annual Fixed Rent, Additional Rent or any other charge shall be paid more than ten (10) days prior to the due date thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.

             In the event of any act or omission by Landlord which would give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right (a) until it shall have given notice, in the manner provided in Section 13.1, of such act or omission to the holder of any mortgage encumbering the Property whose name and address shall have been furnished to Tenant in writing, at the last address so furnished, and (b) until a reasonable period of time for remedying such act or omission shall have elapsed following the giving of such notice, provided that following the giving of such notice, Landlord or such holder shall, with reasonable diligence, have commenced and continued to remedy such act or omission or to cause the same to be rendered.

             In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage now or hereafter encumbering the Property, Tenant shall attorn to the purchaser upon such foreclosure or sale or upon any grant of a deed in lieu of foreclosure and recognize such purchaser as Landlord under this Lease.

             Section 12.2  Superiority of Lease: Option to Subordinate. Unless Landlord exercises the option set forth below in this Section 12.2, this Lease shall be superior to and shall not be subordinate to any mortgage on the Property. Landlord shall have the option to subordinate this Lease to any mortgage of the Property provided that the holder of record thereof enters into an agreement with Tenant, in such holder's customary form, by the terms of which such holder will agree to (a) recognize the rights of Tenant under this Lease,  (b) perform Landlord's obligations hereunder arising after the date of such holder's acquisition of title and (c) accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise and Tenant will agree to recognize the holder of such mortgage as Landlord in such event, which agreement shall be made expressly to bind and inure to the benefit of the successors and assigns of Tenant and of the holder and upon anyone purchasing the Property at any foreclosure sale. Tenant agrees to execute and deliver any such customary form of agreement required by the holder or proposed holder of any mortgage on the Property and any other reasonable instruments necessary to carry out the agreements contained in this Section 12.2.

SECTION 13

Miscellaneous Provisions

             Section 13.1  Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to Tenant, at the Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given when delivered or tendered for delivery at such address.

             Section 13.2  Quiet Enjoyment. See Section 8.1.

             Section 13.3  Lease Not to be Recorded; Notice of Lease. Tenant agrees that it will not record this Lease. If the term of this Lease, including options, exceeds seven years, Landlord and Tenant agree that, on the request of either, they will enter and record a notice of lease in form reasonably acceptable to Landlord.

             Section 13.4  Bind and Inure; Limitation of Landlord's Liability. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Property shall be liable under this Lease except for breaches of Landlord's obligations occurring while owner of the Premises. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Property but not upon other assets of Landlord. No individual partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord's interest in the Property in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord and its partners, trustees, stockholders, officers, employees or beneficiaries of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

             Section 13.5  Acts of God. In any case where either party hereto is required to do any act, delays caused by or resulting from acts of God, war, civil commotion, fire, flood or other casualty, strikes, work stoppages, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party's reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a "reasonable time", and such time shall be deemed to be extended by the period of such delay.  The provisions of this Section 13.5 shall not apply to payment of Annual Fixed Rent, Additional Rent or other sums and charges payable by Tenant or Landlord under this Lease.

             Section 13.6  Landlord's Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless (a) in the case of a failure by Landlord to pay Tenant any sum due Tenant under this Lease, such failure shall continue for more than five (5) days after written notice from Tenant to Landlord specifying such default and (b) in the case of any other failure to perform obligations of Landlord under this Lease, it shall fail to perform such other obligations, such failure has not been remedied within thirty (30) days after notice from Tenant to Landlord specifying such default or if such default reasonably requires more than 30 days to cure, Landlord fails to promptly commence such cure and thereafter fails to diligently pursue such cure to completion. Tenant shall have no right, for any default by Landlord, to offset or counterclaim against any rent due hereunder, except as otherwise expressly provided in Section 11.8 hereof.

             Section 13.7  Brokerage. Tenant warrant and represent to Landlord that it has had no dealings with any broker or agent in connection with this Lease except Trammell Crow Company (the “Broker”) and covenants to defend with counsel approved by Landlord, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent with whom Tenant has had dealings with, except for the Broker.  Landlord warrants and represents to Tenant that it has had no dealings with any broker or agent in connection with this Lease except for the Broker and covenants to defend with counsel approved by Tenant, hold harmless and indemnify Tenant from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent with whom Landlord has had dealings with.  Landlord shall be solely responsible for payment of any leasing commission due Broker for the leasing of the Premises.

             Section 13.8  Miscellaneous. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. There are no prior oral or written agreements between Landlord and Tenant affecting this Lease.

             Section 13.9  Financial Statements. Throughout the term of this Lease, Tenant shall deliver to Landlord audited current financial statements of Tenant within ninety (90) days of the close of each fiscal year of Tenant and also within forty five (45) days of the close of each quarterly fiscal period, with current unaudited financial statements, including, in each case, a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied.

             Section 13.10  Easements, Changes to Lot Lines; Reciprocal Easement. Landlord reserves the right, from time to time, to (i) grant or relocate easements affecting the Property or Premises and to change or alter existing boundaries of the Lot for purposes of developing and using other properties owned by Landlord or affiliates thereof, so long as such easements or such changes or alterations to existing boundaries of the Lot do not unreasonably interfere with or unreasonably affect Tenant's use of the Premises, and (ii) to enter upon the Property and Premises at reasonable times for purposes of performing its obligations under this Lease and for constructing and maintaining any signs, sprinkler lines, pipes, wires and other facilities serving the Premises, the other portions of the Building or any such other property.  Landlord agrees to use good faith efforts to minimize interference with Tenant’s use of the Premises in connection with the exercise of rights under Section 13.10(ii). If Landlord grants any easement in, upon, over or under the Property after the date of this Lease (exclusive of the Park Covenants and the Cross Easement), then Tenant shall not be responsible for any taxes and assessments which are separately assessed for the easement areas or related improvements thereunder except to the extent that such future easement is for the benefit of the Property.  This Lease shall be subject and subordinate to the Park Covenants whenever the same are granted and recorded and as the same shall be amended from time to time.

             Section 13.11  Security Deposit. (a)  Concurrently with execution of this Lease, Tenant shall deposit the Security Deposit in the amount specified in Section 1.1 of this Lease with the Escrow Agent (as hereafter defined) hereinafter specified as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease.  It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Annual Fixed Rent, Additional Rent or any sums payable by Tenant under Section 3 or any payments or obligations of the Tenant pursuant to Section 11.2 of this Lease, Landlord may, subject to Section 13.11(c) hereof (but only to the extent Section 13.11(c) is applicable), use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Annual Fixed Rent and Additional Rent, any sums payable by Tenant under Section 3 of the Lease or any other sum or charge due from Tenant under this Lease including, without limitation, amounts payable by Tenant pursuant to Section 11.2 of this Lease.  If Landlord applies any part of said Security Deposit to cure any default of Tenant, Tenant shall upon demand deposit with Landlord the amount so applied so that Landlord shall have the full Required Amount of the Security Deposit from time to time required to be available to Landlord at all times during the Term of this Lease.  The Security Deposit will, if such holder is willing to act as Escrow Agent hereunder, be deposited with any holder of a first mortgage on the Property and may be pledged to such first mortgagee by Landlord in connection with such first mortgage, and such first mortgagee shall have the right to draw upon the Security Deposit in accordance with the provisions of this Section 13.11.  If the first mortgage holder is not a bank or trust company, a savings bank, a savings and loan association, an insurance company, a college or university, a pension or retirement fund, a credit company, a real estate investment trust or company, a so-called securitization lender or other institutional lender (collectively an "Institutional Lender") or if the first mortgage holder is an Institutional Lender but does not agree to hold the Security Deposit, the Security Deposit will be deposited in an interest-bearing account with another Institutional Lender selected by Landlord or another Escrow Agent mutually approved by Landlord and Tenant. If Tenant so requests and the holder of the first mortgage on the Premises (or the other Escrow Agent which holds the Security Deposit) so agrees, the Security Deposit will be invested in so-called certificates of deposit having such maturity dates as Landlord, Tenant, the holder of such first mortgage or other Escrow Agent may approve, but until such approval is obtained, the Security Deposit shall be placed in an interest bearing account. So long as no Event of Default for non-payment of Annual Fixed Rent, Additional Rent or other sums or charges due from Tenant under this Lease has occurred under this Lease and is continuing, interest (and other earnings, if any) earned on the Security Deposit will be disbursed to Tenant annually in arrears but, upon the curing of any such Event of Default and provided the Lease has not been terminated and any sum drawn against the Security Deposit has been restored, then payments of interest or other earnings on such Security Deposit shall be resumed subject to all other provisions of this Section 13.11(a).  Landlord shall have no risk liability or responsibility with respect to the adequacy or safety of any investment of the Security Deposit nor the investment results with respect thereto nor for the acts, omissions, insolvency or failure of any Escrow Agent or first mortgagee which holds or invests such Security Deposit.  In no event shall Tenant ever be entitled to interest or other earnings on any portion of the Security Deposit which Landlord has drawn down or as to which Landlord has given notice to the Escrow Agent to pay Landlord (provided, in this latter case, such payment is ultimately made).  The Institutional Lender or other Escrow Agent which holds the Security Deposit pursuant hereto is herein called the "Escrow Agent".

             (b)        At all times during the Term of this Lease, the "Required Amount" of the Security Deposit shall be $500,000.00.

             (c)         Prior to using or applying the Security Deposit on account of an Event of Default under this Section 13.11 other than an Event of Default arising out of Tenant's failure to pay Annual Fixed Rent, Additional Rent or any sums due and owing pursuant to Section 11.2 of this Lease (in which cases, the provisions of this Section 13.11(c) shall not apply) Landlord shall give Tenant written notice (the "Draw Notice") of its intention to draw upon the Security Deposit in connection with such Event of Default.  It is agreed and understood that the provisions of this Section 13.11(c) shall not apply to and Landlord shall not be required to provide Tenant with a Draw Notice in connection with Events of Default arising out of Tenant's failure to pay Annual Fixed Rent, Additional Rent or any sums due and owing pursuant to Section 11.2 of this Lease.  Tenant shall have ten (10) days after the giving of such Draw Notice within which to notify Landlord and Escrow Agent in writing that it disputes Landlord's right to draw upon the Security Deposit as set forth in Landlord's notice and setting forth the basis for such dispute (the "Security Deposit Dispute Notice").  If the Security Deposit Dispute Notice is received by Landlord and Escrow Agent within such ten (10) day period, then Landlord shall not have the right to draw upon the Security Deposit for the purposes set forth in the Draw Notice until the first to occur of the date (a) Landlord and Tenant have mutually approved such draw in writing, or (b) Landlord shall have received either a final non-appealable judgment or final arbitration decision which either authorizes Landlord to make a draw upon the Security Deposit (in which case the draw may be for the amount so authorized) or awards Landlord a money judgment or money decision (in which case Landlord shall have the right to draw the amount of such money judgment or money decision or Landlord is otherwise authorized to proceed against the Security Deposit in which event Landlord shall have the right to proceed against the Security Deposit as so authorized).  Landlord shall have the right to, at any time, submit any dispute or claims relating to the Security Deposit pursuant to this Section 13.11(c) to arbitration by written notice to Tenant or commence an action in any court of competent jurisdiction in order to collect amounts from said Security Deposit.  Any arbitration under this Section 13.11(c) shall be conducted by the American Arbitration Association sitting in Boston, Massachusetts and shall be conducted in accordance with the rules then obtaining of the American Arbitration Association judgment upon any arbitration decision rendered may be entered by any court having jurisdiction thereof and shall be binding and conclusive upon the parties.

             (d)        In the event of a sale or lease of the Property, Landlord shall have the right to transfer its rights in the Security Deposit to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit thereafter arising, and Tenant agrees to look solely to the new landlord for the return of said Security Deposit to the extent so transferred, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord.  Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

             Section 13.12  Signage.  Tenant shall not install or affix any signs to the Building or upon the Lot except signs which (a) have been approved by Landlord, which approval may be granted or denied by Landlord in its sole and absolute discretion, (b) comply with all applicable laws, ordinances, rules and regulations relating thereto, and (c) for which all permits and approvals from all applicable governmental authorities have first been obtained.  Tenant shall be responsible for purchase, installation, maintenance, repair, removal and permitting of all signage, all at Tenant’s sole cost and expense.  Tenant shall not affix any signs to the Premises except pursuant to plans and specifications and in accordance with construction procedures first approval by Landlord and Tenant shall be responsible for the cost of repairing any damage to the Building caused by the installation, maintenance or removal of any such signage from the Building.  In addition, Tenant shall, promptly after expiration or earlier termination of this Lease, remove all signage from the Building and the Premises.  Landlord will install a monument sign at the entrance to the Property identifying the original Tenant by name and address, which sign shall have dimensions that are equal to the largest sign for any other tenant of the Building.  In addition, Landlord shall maintain (i) a tenant directory in the lobby of the Building on which Tenant's name and the location of the Premises in the Building will be placed and (ii) signage at the entrance of the suite that Tenant occupies in the Building identifying Tenant using Building Standard Signage.

             Section 13.13  Non Disturbance Agreement.  Landlord will obtain a non disturbance agreement in favor of Tenant from the holder or proposed holder of any mortgage on the Property, all on such terms and conditions as are acceptable to the holder of such first mortgage in its usual and customary form.  Without limitation of the foregoing or of Section 12 hereof, within five (5) Business Days after the request of Landlord, Tenant shall execute and deliver a form of Subordination, Non-disturbance and Attornment Agreement in the form attached hereto as Exhibit A-12 (such form to be completed and blanks filled in order to conform to the applicable mortgage transaction).

SECTION 14

Intentionally Omitted.

SECTION 15

Right of First Offer

             Section 15.1     In the event that during the Term of this Lease, any space in the Building shall become "available for leasing" (as said term is hereafter defined), as determined by Landlord and provided that the "Offer Conditions" (as hereafter defined) are then satisfied, Landlord shall first offer (the "Offer") to lease all of the such available portion of the Building to Tenant upon terms and conditions specified by Landlord.  If (a) within ten (10) days after Landlord provides the Offer to Tenant, Tenant does not unconditionally accept the Offer as to all of such space described in the Offer in writing or (b) if Tenant accepts the Offer as aforesaid but does not execute and deliver a final fully executed Amendment to this Lease Agreement in form and substance satisfactory to Landlord within 14 days after acceptance of the Offer as aforesaid, Landlord shall be free to rent all or any part of such space to any party upon substantially similar terms and conditions as were set forth in the Offer and Tenant's Right ofFirst Offer shall terminate as to all of the space described in such Offer.  For purposes hereof, "substantially similar terms" shall include annual fixed rent which is not less than 92 1/2% of the annual fixed rent specified in Landlord's Offer to Tenant.

             As used herein the term "Offer Conditions" shall mean (i) that no Event of Default by Tenant shall exist and be continuing either at the time Landlord provides Tenant with the Offer or at the time of acceptance of the Offer by Tenant and (ii) that the original Tenant named in this Lease (Natural MicroSystems Corporation) is itself occupying the entire Premises demised under the Lease, both at the time of the Offer and upon Tenant’s acceptance of the Offer.

             As used herein, space shall be deemed "available for leasing" by Landlord when, as determined by Landlord in its sole but reasonable discretion, any tenant leasing or occupying the subject space shall fail or refuse to exercise any option to extend or renew its lease or shall fail to negotiate and enter into a renewal or extension of its lease (in the absence of an option to extend or renew  or a proper exercise thereof) with Landlord for such portion of the Building.

             In no event shall space being sublet by others be deemed "available for Leasing" unless Landlord shall recapture and control such space.

SECTION 16

Intentionally Omitted

SECTION 17

Leasehold Lot

             Section 17.1  It is expressly understood and agreed by and between Landlord and Tenant that this Lease, as and to the extent that it grants Tenant the appurtenant right to use the Leasehold Parking Area, is a sublease and is subject and subordinate to the Ground Lease with respect to the Leasehold Lot and that no right, power or privilege granted to Tenant hereunder with respect to the Leasehold Lot may be exercised or enjoyed by Tenant and no term, covenant or condition of this Lease insofar as it relates to the Leasehold Lot benefiting Tenant shall be operative if and to the extent that such exercise, enjoyment or operation would not be permitted by or would violate or be in conflict with any term, covenant or condition of the Ground Lease.  Without limiting the generality of the foregoing, it is expressly understood and agreed that all rights of Tenant in and to any eminent domain awards in any way related to the Leasehold Lot shall be, and is hereby expressly made, subject and subordinate to the rights of the Landlord under the Ground Lease.  Landlord covenants and agrees that Landlord will not violate any of the terms, covenants or conditions of the Ground Lease.  The cost of any and all insurance required to be carried by Landlord under the Ground Lease or which Landlord carries in connection with the Ground Lease shall be included in the Operating costs payable as Additional Rent under Section 5 of the Lease.  From and after the Term Commencement Date and to the maximum extent, this agreement may be made effective according to law, Tenant agrees to indemnify and save harmless the Town of Framingham, as landlord under the Ground Lease (the "Ground Lease Landlord") from and against all claims of whatever nature arising from any act, omission or negligence of Tenant, Tenant's contractors, licensees, agents, servants, employees or customers, or anyone claiming by, through or under Tenant so long as Tenant or any occupant claiming under Tenant is using any part of the Leasehold Lot where such accident, injury or damage results or is claimed to have resulted from any act, omission or negligence on the part of Tenant or Tenant's contractors, licensees, agents, servants, employees or customers or anyone claming by, through or under Tenant.  The foregoing indemnity and hold harmless agreement shall include indemnity against all costs and expenses and liabilities incurred in or in connection with any claim or proceeding brought thereon and the defense thereof with counsel acceptable to the Ground Lease Landlord.  To the maximum extent, this agreement may be made effective according to law, Tenant agrees to use and occupy the part of the entire Leasehold Lot which the Tenant is permitted to use hereunder at Tenant's own risk and the terms of the Ground Lease and Landlord shall have no responsibility or liability for any loss or damage to fixtures or other personal property of Tenant or any person claiming by, through or under Tenant.

                           IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.

LANDLORD:

NDNE 9/90 200 CROSSING BOULEVARD LLC

By: NDNE 9/90, Inc.
Its: Managing Member

By: _______________________________
John J. O'Neil, III
Its: Executive Vice President

NATURAL MICROSYSTEMS CORPORATION

By: _______________________________
Its